Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made to be effective this 25th day of April, 2014 (the “Effective Date”) by and between Tower Development Inc., a Hawaii corporation (“Tower”) and Lifestyle Retail Properties LLC, a Hawaii limited liability company (“Lifestyle”; each of the aforementioned also being referred to individually a “Buyer” and collectively the “Buyers”), and Kauai Lagoons LLC, a Hawaii limited liability company and MORI Golf (Kauai), LLC, a Delaware limited liability company, (individually a “Seller” and collectively the “Sellers). Buyers and Sellers are also sometimes referred to hereinafter individually as a “Party” and collectively as the “Parties”.

Background

Sellers own certain Property (defined below) in the master planned community commonly referred to as the Kauai Lagoons Resort on the Island of Kauai in the State of Hawaii (the “Resort”). Sellers are willing to sell, convey or assign, as applicable, and Buyers are willing to purchase and assume, as applicable, the Property on the terms and conditions that are set forth in this Agreement.

Agreement

In consideration of the mutual covenants and agreements set forth in this Agreement, Buyers and Sellers agree as follows:

1.         DESCRIPTION OF THE PROPERTY.   The “Property” shall mean of all of Sellers’ rights, title and interest in and to the following tangible and intangible real and personal property (specifically excluding the Excluded Assets, as defined hereinbelow):

(a)        The parcels of land that are collectively identified as “Parcel 1” on Schedule 1 attached hereto (referred to herein as “Parcel 1”);

(b)        The parcel of land that is identified as “Parcel 2” on Schedule 1 attached hereto, upon which the Kauai Lagoons Golf Club (the “Golf Club”) is located (referred to herein as the “Golf Club Land”); provided, however, as a condition to Seller’s transfer to Buyer of the Golf Club Land, at Closing, Buyers and Sellers will enter into an exclusive easement to allow Sellers to continue to use the Landscape Maintenance Building as defined below;

(c)        The parcels of land that are collectively identified as “Parcel 3” on Schedule 1 attached hereto (referred to herein as the “Makalii Land”); and

(d)        The parcel of land identified as “Parcel 4” on Schedule 1 attached hereto, which is more commonly known as “Fashion Point”, including the Activities Building Land as that term is defined below (the “Fashion Point Land”); provided, however, as a condition to Seller’s transfer to Buyer of the Fashion Point Land, at Closing, Buyers and Sellers will enter into an exclusive easement to allow Sellers to continue to use the Activities Building as defined below;

and the Fashion Point Land, together with Parcel 1, Golf Club Land, and Makalii Land, referred to collectively herein as the “Land”);

(e)        The lessee’s interest under that certain Lease dated June 26, 1981 but effective as of January 1, 1981, of record in Liber 15698 at Page 59, as amended by (i) a Boundary Agreement and Amendment of Lease dated May 15, 1986, of record in Liber 19504 at Page 146, (ii) an unrecorded First Amendment of Lease dated May 30, 1986, a Short Form of which is recorded in Liber 19595 at Page 475, and (iii) a Second Amendment of Lease dated as of January 15, 1988 and recorded in Liber 21584 at Page 540 (which Lease, as so assigned and amended, is referred to hereinafter as the “Rice Lease”), demising the premises identified as the “Rice Parcel” on Schedule 1 attached hereto (referred to herein as the “Rice Parcel”), as such Rice Lease was impacted by that certain Assignment dated April 8, 1985, an Instrument of Conveyance dated January 30, 1991, a Limited Warranty Deed, Quitclaim of Permit and Assignment of Ground Lease dated October 1, 2003, and Assignment and Assumptions Agreements dated October 15, 2004 and August 10, 2007;

(f)         All buildings, structures and other improvements on the Land and the lessee’s rights, titles and interests with respect to all buildings, structures and other improvements on the Rice Parcel (collectively the “Improvements”);

(g)        All easements, licenses, rights-of-way and other rights that are appurtenant to the Land and the lessee’s interests in the Rice Parcel (collectively, “Easements”), including without limitation the easements that are more particularly described in the legal descriptions of the Land and Rice Parcel;

(h)        All tangible personal property that is owned by any of the Sellers as of the date of Closing (the “Closing Date”) and used in connection with the ownership, maintenance and/or operation of the Land, Rice Parcel, Improvements, Easements and/or Golf Club (collectively the “Tangible Personal Property”);

(i)         All materials and supplies owned by any of the Sellers as of the Closing Date, located on the Land (including the Rice Parcel) and used or intended for use but not for sale in connection with the maintenance, operation, development or improvement of that Land, Rice Parcel, the Improvements, Golf Club or the Tangible Personal Property, whether in use or held in stock for future use (collectively the “Supply Inventories”); provided, however, that the Supply Inventories do not include any items that contain the Sellers Marks;

(j)         All merchandise, food, beverages and other items located on the Land and held for sale that are owned by any of the Sellers as of the Closing Date in connection with the operation of the Golf Club (collectively the “Consumable Inventories”); provided, however, that the Consumable Inventories do not include any items that contain the Seller’s Marks;

(k)        All of Sellers’ rights and interests (to the extent the same are assignable) in the following contracts (collectively, the “Contracts”):

1.          The purchase orders and other contracts under which goods or services are sold or rendered to the Golf Club (the “Service Contracts”) as the same are in effect on the Closing Date under the following terms: (i) the list of Service Contracts on Schedule

1(k)(1) attached hereto are those that are in effect on the Effective Date, and Buyers (or any designated one or more of them) shall be deemed to have agreed to assume the same at Closing if this Agreement is not terminated prior to the expiration of the Due Diligence Period; and (ii) Schedule 1(k)(1) shall be updated by the Parties prior to the Closing Date to include any additional agreements that Sellers enter into and that one or more Buyers expressly agree to assume in their sole discretion;

2.          All transferable warranties and guaranties held by Seller on the Closing Date that relate to the Land, Improvements or the Tangible Personal Property, which warranties and guaranties as they exist as of the Effective Date are listed on Schedule 1(k)(2) attached hereto, which list shall be updated by the Parties prior to the Closing Date, if necessary, to include any additional warranties and guaranties that Seller receives after the Effective Date (collectively the “Warranties”);

3.          All transferable licenses (including without limitation unrecorded real estate licenses), permits, approvals and other intangible personal property which relate solely to the Property and are held or controlled by Sellers (collectively the “Licenses”) on the Closing Date under the following terms: (i) the list of Licenses on Schedule 1(k)(3) attached hereto are those that are in effect on the Effective Date, and Buyers (or any designated one or more of them) shall be deemed to have agreed to assume the same at Closing if this Agreement is not terminated prior to the expiration of the Due Diligence Period; and (ii) Schedule 1(k)(3) shall be updated by the Parties prior to the Closing Date to include any additional license agreements that Sellers enter into and that one or more Buyers expressly agree to assume in their sole discretion; provided, however, that Licenses do not and will not include any Sellers Marks or any Licenses that were solely related to Sellers Marks;

4.          The transferable equipment leases (collectively the “Equipment Leases”) in effect on the Closing Date under the following terms: (i) the list of Equipment Leases on Schedule 1(k)(4) attached hereto are those that are in effect on the Effective Date, and Buyers (or any designated one or more of them) shall be deemed to have agreed to assume the same at Closing if this Agreement is not terminated prior to the expiration of the Due Diligence Period; and (ii) Schedule 1(k)(4) shall be updated by the Parties prior to the Closing Date to include any additional Equipment Leases that Sellers enter into and that one or more Buyers expressly agree to assume in their sole discretion;

5.          The collective bargaining agreements and other labor agreements (collectively the “Labor Agreements”) that are in effect on the Closing Date under the following terms: (i) the list of Labor Agreements on Schedule 1(k)(5) attached hereto and delivered on the date hereof are those that are in effect on the Effective Date, and Buyers (or any designated one or more of them) shall be deemed to have agreed to assume the same at Closing if this Agreement is not terminated prior to the expiration of the Due Diligence Period; and (ii) Schedule 1(k)(5) shall be updated by the Parties prior to the Closing Date to include any Labor Agreements that Sellers enter into and that one or more Buyers expressly agree to assume in their sole discretion, if any;

6.          The golf and tennis play agreements in effect on the Closing Date (collectively the “Golf Play Agreements”), all of which the Buyers (or any designated one or more of them) shall be deemed to have agreed to assume the same at Closing if this Agreement is not terminated prior to the expiration of the Due Diligence Period.

(l)        All of Sellers’ rights and interests (to the extent the same are assignable) as the lessor under (i) the Sublease with HPTMI Hawaii, Inc., a Delaware corporation, as subtenant (as assignee from prior subtenants), dated January 30, 1991 with respect to a portion of the Rice Parcel (the “Sublease”) and (ii) all other leases, concessions and occupancy agreements pertaining to the Land and the Improvements (collectively the “Tenant Leases”), which Tenant Leases are listed in the attached Schedule 1(l);

(m)      All of Sellers’ rights and interests, if any, in and to the following as the same pertain to the Property (collectively the “Miscellaneous Property”):

1.          All confirmed reservations and agreements for the use of meeting rooms, dining reservations, dining rooms, banquet facilities, tennis courts and golf tee times, and any other usages or events on the Property (collectively the “Bookings”) that occur or will occur on or after 12:01 AM on the Closing Date (the “Cut-Off Date”), and all advance rent and other security and reservation deposits therefor and negotiated rates that relate thereto or are held under Tenant Leases;

2.          The transferable telephone numbers listed on the attached Schedule 1(m)(2);

3.          The intellectual property interests of Sellers listed on Schedule 1(m)(3) (collectively the “Intellectual Property”). Provided, however, pursuant to the terms of a license agreement (the “Intellectual Property License”) to be agreed upon by the parties prior to the expiration of the Due Diligence Period, Seller and its affiliates shall retain a right to use “Kauai Lagoons” in its marketing, sales, management and operation of property it owns or manages at the Resort, including, but not limited to, the Kalanipu’u condominium;

(n)        For the avoidance of doubt, the Property shall not include any assets that are specifically excluded in this Agreement (the “Excluded Assets”). Excluded Assets shall mean (i) the service marks, copyrights, trade names, trademarks and all other marks or characteristics associated with Seller (other than the Intellectual Property), the Kalanipu’u condominium, the Kamamalu condominium, or with the “Marriott” or “The Ritz Carlton” brand names (the “Seller Marks”); (ii) all assets that are located on or used in connection with the portion of the property in the Resort that is being retained or managed by Sellers or its affiliates (the “Retained Property”); (iii) all sales lists for new business prospects at the Retained Property; (iv) any employee training manuals or employee benefit manuals of Sellers; (v) any fixtures or personal property owned by third parties unrelated to Sellers or leased from third parties that are not related to operations of the Property and are not assumed by Buyers, including without limitation equipment lease leases, but subject to the provisions of the Agreement relating to the transfer of the Sellers’ interests in any such leases; (vi) fixtures or personal property owned by tenants under space leases, any manager, any employees, and any guests or customers of the Property, but subject to the provisions of the Agreement relating to the transfer of the Sellers’ interests in any such leases; (vii) all non-Golf Club guest data and information gathered by Sellers, but subject to the provisions of this Agreement relating to the transfer of future Bookings for the Property as referenced in Section 1(m)(1) above; (viii) any liquor licenses utilized in connection with any portion of the Property; (viii) all furniture fixtures and equipment located in or used in connection with the Activities Building and Landscape Maintenance Building (as defined below); and (ix) those additional items listed on Schedule 1(n) attached hereto.

(o)        All of Sellers’ rights, title and interest in governmental agency contracts, agreements, entitlements and other development rights to the extent the same are transferrable and relate to the development of the Property (the “Entitlements”) including, but not limited to, that certain Implementing Agreement for the Kauai Lagoons Habitat Conservation Plan by and between Kauai Lagoons, LLC, United States Fish and Wildlife Services, and Hawaii Department of Land and Natural Resources (September 2012) attached hereto as Schedule 1(o), but reserving to Sellers the use of any such Entitlements to the extent related to Sellers Retained Property.

2.          PURCHASE PRICE AND PAYMENT.    The aggregate purchase price for the Property (the “Purchase Price”) is SIXTY MILLION DOLLARS ($60,000,000), subject to increase or decrease by any credits and adjustments that are provided for in this Agreement. The Parties agree that the Purchase Price shall be allocated amongst the various portions of the Property as set forth on Schedule 2 attached hereto.

The Purchase Price, subject to the credits adjustments set forth herein (including a credit to Buyers for the Earnest Money Deposit) shall be paid by Buyers by wire transfer of immediately available good funds to Title Company on or before the Closing. There is no financing contingency to Buyers’ obligation to close hereunder; however, if Buyers elect to obtain financing for the acquisition of the Property as set forth hereunder, then Sellers shall reasonably cooperate in providing commercially standard documentation requested of Sellers in connection with the assignment of the Service Contracts and Equipment Leases.

3.          EARNEST MONEY DEPOSIT.  No later than two (2) Business Days (defined below) after the execution of this Agreement by all Parties, Buyers shall deliver to Title Company (defined below), an initial earnest money deposit in the amount of Five Hundred Thousand Dollars ($500,000) (the “Initial Earnest Money Deposit”). The Earnest Money Deposit shall be deposited into and held by Title Company in an interest-bearing escrow account as directed by Buyers and Sellers, with all interest earned thereon accruing to the benefit of the Party or Parties entitled to receive the Earnest Money Deposit pursuant to the terms hereof. The Parties shall promptly enter into a reasonable, commercially standard escrow agreement with Title Company upon request by Title Company therefor. In the event Buyers elect to proceed with this Agreement as of the Due Diligence Deadline, Buyers shall deposit an additional Five Hundred Thousand Dollars ($500,000) (the “Additional Earnest Money Deposit”, and together with the Initial Earnest Money Deposit, the “Earnest Money Deposit”) by no later than the Due Diligence Deadline. Simultaneous with Buyers’ deposit of the Additional Earnest Money, Buyers shall provide Sellers with a summary of its expenditures through the expiration of the Due Diligence Deadline for Buyers’ due diligence, design and entitlement activities in connection with the Property. If the subject transaction is closed as contemplated by this Agreement, the Earnest Money Deposit shall be paid to Sellers and credited against the Purchase

Price at the Closing. Notwithstanding anything herein to the contrary, the aforementioned liquidated damages provision shall not apply to any indemnification or other post-closing provisions contained in this Agreement, and Buyers shall remain fully liable to Sellers for all indemnification or other post-closing provisions contained in this Agreement.

Immediately after the expiration of the Due Diligence Deadline, One Hundred Thousand Dollars ($100,000) of the Earnest Money Deposit shall become non-refundable to Buyers (“Initial Non-Refundable Deposit Amount”), but shall be held by Title Company and shall be paid to Sellers if Buyer fails to proceed with this Agreement for any reason after the expiration of the Due Diligence Period, unless such failure by Buyers arises out of a default by Sellers. Title Company shall pay the entire Earnest Money Deposit to Sellers if Buyers does not terminate this Agreement prior to the expiration of the Entitlement Period pursuant to the terms of Section 8 and then Buyer subsequently fails to proceed with this Agreement for any reason after the expiration of the Due Diligence Period, unless such failure by Buyers arises out of a default by Sellers. If the Closing does not occur because Sellers have committed a default under this Agreement, Title Company shall promptly release and return to Buyers the Earnest Money Deposit then held by Title Company. Any portion of the Earnest Money Deposit paid to Sellers pursuant to this paragraph shall be paid to Sellers as fixed and liquidated damages, and in full satisfaction of all causes of action, claims and demands that Sellers might have against Buyers if the Closing does not occur, but excluding all causes, claims, costs and damages associated with obligations that are intended to survive the Closing hereunder. The Parties have mutually agreed upon such liquidated damages, not as a penalty but as a mutually agreeable amount to compensate Sellers for their damages and expenses, and to avoid for the Parties expensive and vexatious litigation.

Notwithstanding anything above to the contrary, ONE HUNDRED AND NO/100 DOLLARS ($100.00) (the “Independent Consideration”) of the Earnest Money Deposit is given by Buyers and is hereby accepted by Sellers as adequate consideration for Sellers’ execution and delivery of this Agreement (including, without limitation, the provisions granting Buyers the Due Diligence Period and Entitlement Period and the associated termination right provided in Section 5 below), and which Independent Consideration is in addition to and independent of any other consideration provided for in this Agreement and is earned and is nonrefundable in all events as of the Effective Date, but is applicable to the Purchase Price at Closing. The provisions of this Section 3 shall survive any termination of this Agreement.

4.          CONDITION OF TITLE; SURVEY AND TITLE INSURANCE.

(a)        Sellers shall convey to each applicable Buyer good and marketable title to each applicable portion of the Property, including without limitation good and marketable record title to the fee estate in each portion of the Property owned by Sellers in fee simple, and a valid leasehold estate in the Rice Lease Parcel together with all rights, easements and other benefits related or appurtenant to the Property, free and clear of all liens and encumbrances except matters not objected to by Buyers pursuant to Section 4(c) below, matters deemed exceptions under this Agreement, and such other liens or encumbrances as contemplated by this Agreement or as Buyers may otherwise approve in their sole discretion (collectively the “Permitted Title Exceptions”).

(b)        Prior to the Effective Date, Sellers have provided Buyers with access to existing boundary surveys for the Property (collectively, “Existing Survey”) via the Diligence Portal (defined below). Buyers shall have until the expiration of the Due Diligence Period in which to obtain an update to the Existing Survey (collectively, the “Survey”) and to provide the Objection Notice defined and referenced in Section 4(c) below.

(c)        Within ten (10) Business Days after the Effective Date, Seller shall, at the Parties’ shared cost and expense pursuant to Section 18 of this Agreement, obtain and provide Buyers with a copy of a preliminary title commitment (and complete legible copies of all documents or items referenced therein as exceptions) from First American Title Insurance Company (Attn: Jill A. P. Kauka), 1177 Kapi’olani Blvd, Honolulu, HI 96814; Phone: (808) 457-3784; Fax: 866-713-7850; email: jkauka@firstam.com, which company is licensed or authorized to do business in Hawaii (the “Title Company”), in respect of the Property (collectively the “Title Commitment”), for the issuance of an ALTA owners policy of title insurance in favor of Buyers for the full amount of the Purchase Price (the “Owner’s Title Policy”). Buyers shall deliver to Sellers, on or before the expiration of the Due Diligence Period, a written approval of the Title Commitment or object in writing to any matters shown in the Title Commitment or the Survey (the “Approval Notice”). Buyers’ failure to timely deliver the Approval Notice shall be deemed to constitute Buyers’ election to terminate the Agreement and to receive a return of the Earnest Money. In the event Buyers timely provide the Approval Notice, Buyers shall be deed to have approved of any and all matters then shown in the Title Commitment and Survey that are not objected to by Buyer in the Approval Notice and the same shall be included in the Permitted Title Exceptions; provided, however, that any mortgage lien or tax lien that encumbers all or any part of the Property, but not including any liens for non-delinquent real estate taxes, association fees and other assessments to be prorated hereunder (collectively the “Monetary Liens”), shall be deemed to have been objected to by Buyers. If Buyers timely object or are deemed to have objected to any item set forth in the Title Commitment or Survey, then Sellers shall have the right but not the obligation to cure some or all of the objections set forth in the Approval Notice. Sellers shall have thirty (30) days after notice of the aforementioned are received (the “Cure Date”) in which to notify Buyers in writing if Sellers elect to cure all or some of such objections. If Sellers timely cure or commit in writing to cure such objections, then the Title Commitment and Survey shall be deemed approved, and all other exceptions therein shall then become Permitted Title Exceptions excepting any Monetary Liens. If Sellers do not timely cure such objections (or commit in writing to cure such objections) prior to the Cure Date, then Buyers shall, on or before five (5) Business Days after the Cure Date, either (i) terminate this Agreement by depositing with Sellers and Title Company a written notice of termination, whereupon Title Company shall promptly release and return to Buyers the Earnest Money Deposit then held by Title Company, or (ii) waive their objection in writing to the disapproved items, which shall then become Permitted Title Exceptions. Buyers’ failure to timely deposit with Sellers and Title Company such a written notice of termination shall be deemed to constitute Buyers’ election to terminate this Agreement.

(d)        If Sellers fail to cure any disapproved item that Sellers committed to cure on or prior to Closing, Sellers shall have the right to postpone the Closing one or more times for up to sixty (60) days in the aggregate, in each case by providing written notice to Buyers no later than ten (10) Days prior to the scheduled Closing Date.

(e)        Buyers shall have ten (10) Days after receipt of any updates to the Title Commitment (including receipt of any documents referenced in such update) to object in writing to any matters disclosed therein which were not disclosed in the original Title Commitment, and the procedure for objecting to such matters shall be as set forth in Section 4(c) above. In addition, the Closing Date shall be extended as provided in Section 4(c) to accommodate this process.

(f)        If this Agreement is terminated by Buyers pursuant to this Section 4, the Earnest Money Deposit held by Title Company shall be promptly returned to Buyers, and such return shall be Buyers’ sole remedy unless Buyers’ termination of this Agreement pursuant to this Section 4 was the result of a default of Seller’s express obligations hereunder, in which event Buyers may elect to pursue any other remedies for Sellers’ default provided for in this Agreement. At the Closing, Sellers shall cause the Land and the Improvements to be conveyed to Buyers subject only to the Permitted Title Exceptions.

5.          DUE DILIGENCE.

(a)        Prior to the Effective Date, Sellers have provided to Buyers and their agents and representatives electronic access to the web portal (the “Diligence Portal”) that contains documents and other information in the possession or control of Sellers that pertain to the Property and are relative to the ownership and/or operation of the same, excluding all documents and information that Seller deems confidential or privileged (all such documents and other information and materials made available by Sellers to Buyers being collectively referred to hereinafter as the “Property Documents”). Buyers shall have ninety (90) days commencing on the Effective Date to inspect and review the Property and the Property Documents to determine the suitability of the Property for Buyers’ intended use (hereinbefore and hereinafter the “Due Diligence Period”). Buyers agree to keep the Property Documents confidential in accordance with the confidentiality provisions in Section 19 of this Agreement.

(b)        To the extent that Buyers desire any evidence of title, survey or environmental report with respect to any part of the Property in addition to the title insurance commitments and policies, surveys and environmental materials that may be included in the Property Documents, Buyers will obtain and review the same at Buyers’ expense. Within two (2) Business Days after Buyer’s receipt, Buyers shall provide Sellers with a copy of any and all third party reports, documents and investigations relating to the Property and obtained by Buyers in connection with Buyers’ due diligence on the Property excluding all privileged materials and communications and/or internal communications of Buyer or of Buyer’s affiliated companies.

Without limiting the generality of the foregoing, and subject to the terms and limitation of Section 5, Buyers may, at their sole option and expense, select and retain an environmental consultant to perform an environmental assessment of the Land (consisting of a Phase One assessment and any further assessment or testing that may be recommended by the environmental consultant, and may include soil and ground water analyses at Buyer’s option), and the preparation of a report summarizing the results of such assessment (the “Environmental Report”). The scope and form of the Environmental Report, if any, shall be determined by Buyers in their sole discretion and Buyers shall pay the cost of any such Environmental Report. Buyers shall have until the expiration of the Due Diligence Period to notify Sellers in writing if the Environmental Report concludes that Hazardous Substances exist on the Property at levels in violation of applicable Environmental Laws and reasonably unacceptable to Buyers (the “Environmental Notice”), which Environmental Notice shall be accompanied by a copy of the Environmental Report. Buyers’ failure to obtain an Environmental Report and deliver the Environmental Notice prior to the expiration of the Due Diligence Period shall be deemed to constitute Buyers’ approval of the Environmental Report and environmental condition of the Property. If Buyers timely deliver the Environmental Notice, then Sellers shall have the right but not the obligation to remediate the issues set forth in the Environmental Notice. Sellers shall have twenty (20) Business Days after receipt of the Environmental Notice in which to notify Buyers in writing that Seller elects to remediate all or some of the issues set forth in the Environmental Notice and to obtain a no further action letter in connection therewith (the “Environmental Response”). If Sellers fail to provide the Environmental Response, then Sellers shall be deemed to have responded electing not to remediate any portion of the Property. If Sellers elect to remediate some or all of the issues set forth in the Environmental Notice, then the Closing Date will automatically be extended for the length of time required to effectuate such remediation and to obtain a no further action letter in connection therewith; provided, however, that Buyers may nevertheless terminate this Agreement and receive a return of the Earnest Money Deposit then in Title Company’s possession if Seller fails to complete the remediation and to obtain the no further action letter within one hundred eighty (180) days after Buyers’ receipt of the Environmental Response (the “Remediation Deadline”). If Sellers do not commit to remediate the Property in the Environmental Response, then Buyers may, within two (2) Business Days after Buyers’ receipt (or deemed receipt) of the Environmental Response, either (i) terminate this Agreement by depositing with Sellers and Title Company a written notice of termination, whereupon Title Company shall promptly release and return the Earnest Money Deposit in Title Company’s possession to Buyers, or (ii) waive the Environmental Notice and proceed with this Agreement subject to all matters set forth in the Environmental Report. Buyers’ failure to timely deposit with Sellers and Title Company such a written notice of termination shall be deemed to constitute Buyers’ election to waive the Environmental Notice and proceed with this Agreement.

(c)        In connection with any on-site inspections and studies (i) Buyers shall have the right, at Buyers’ sole risk, responsibility, cost and expense, to enter upon the Property with at least twenty-four (24) hours written advance notice to Sellers for the purpose of conducting such inspections and studies; (ii) Buyers and their agents, contractors and consultants must be accompanied by an employee, agent or representative of Sellers; (iii) such inspections and studies will be conducted on a Business Day between 10:00 am and 5:00 pm (local time); (iv) Buyers and their agents, contractors and consultants shall not perform any drilling, coring or other invasive testing without Sellers’ prior written consent, in its sole and absolute discretion; (v) Buyers’ right to perform the inspections and studies shall be subject to the rights of tenants, guests and customers of Sellers at the Property; and (vi) the inspections and studies shall not unreasonably interfere with the business being conducted by Sellers, and Buyers and their agents, contractors and consultants shall comply with Sellers’ reasonable requests with respect to the inspections and studies to minimize such interference.

(d)        Prior to conducting any on-site inspection of the Property, Buyer or Buyer’s affiliate (in the case Buyer’s affiliates, the insurer shall name Buyers and Sellers as “additional insureds”) shall obtain, at Buyers’ expense, from insurers reasonably acceptable to Sellers:

(i)        Commercial general liability insurance, including contractual liability, and personal injury liability coverage, listing Sellers and their management companies as additional insureds as their interests may appear, which insurance policy must have a limit for bodily injury, personal injury and death and property damage liability of not less than Two Million Dollars ($2,000,000) for any one occurrence and not less than Two Million Dollars ($2,000,000) annual aggregate.

(ii)        Auto liability insurance including all owned, non-owned and hired vehicles used in conjunction with the on-site inspection of the Property, for bodily injury and property damage with a combined single limit of not less than One Million Dollars ($1,000,000) for each occurrence. Such insurance shall also name Sellers and their management companies as additional insureds as their interests may appear.

Prior to making any entry upon the Property, Buyers shall furnish to Sellers a certificate of insurance evidencing the foregoing coverages.

(e)        Buyers shall indemnify, defend and hold harmless Sellers, and their respective officers, directors, members, shareholders, employees, representatives and agents from any actions, suits, liens, claims, damages, expenses, losses and liabilities (including reasonable attorneys’ fees and expenses) (collectively, the “Claims”) arising from or related to Buyers’ or their agents or contractors entry upon the Property or any inspections and studies related thereto, which indemnity shall survive the Closing and any termination of this Agreement. After any such entry, Buyers shall promptly restore the Property to its prior condition, if its condition was materially changed by such entry.

(f)        Prior to the Closing, all inspections and studies by Buyers at the Property shall be arranged through Donald Baarman. Prior to the expiration of the Due Diligence Period, Buyers shall not interview any Property personnel outside the presence of a representative of Sellers without Sellers’ prior consent, which consent shall not be unreasonably withheld or delayed. During the thirty (30) days prior to the Closing and provided that this Agreement has not been terminated by either Sellers or Buyers in accordance herewith, Buyers shall have the right to interview any such Property personnel not being retained by Sellers for possible employment outside of the presence of a representative of Sellers on reasonable notice to Sellers, such notice to include a description of any subject matter areas to be discussed with each employee. Buyers agree that any statements made by Property personnel not being retained by Sellers shall not constitute statements of Sellers for any purpose and shall not be admissible against Sellers in any judicial or other proceeding.

(g)        If Buyers do not acquire the Property for any reason whatsoever, Buyers shall deliver to Sellers, promptly upon written demand therefore by Sellers and at no cost to Sellers, all materials and information generated by or on behalf of Buyers in connection with the Property (excluding all privileged materials and communications and/or internal communications of Buyer or of Buyer’s affiliated companies) and Property Documents previously obtained by Buyer from Sellers (with no retention by Buyers of copies of any such materials and documents).

(h)        Prior to the expiration of the Due Diligence Period, Buyers shall notify Sellers and Title Company in writing regarding whether Buyers have decided, in their sole and absolute discretion, to proceed with the transaction that is the subject of this Agreement or to terminate this Agreement (the “Due Diligence Notice”). Buyers’ failure to timely deliver the Due Diligence Notice shall be deemed to constitute Buyers’ election to terminate this Agreement. If this Agreement is terminated by Buyers pursuant to this Section, the Earnest Money Deposit held by Title Company shall be promptly returned to Buyers, and neither party shall have any further obligations hereunder except those obligations expressly intended to survive such termination.

6.          RETENTION OF RIGHTS BY SELLERS OVER CERTAIN PORTIONS OF THE PROPERTY

(a)        Lot 10-A of the Kauai Lagoons Resort as shown on Kauai County Subdivision File No. S-2007-22 is currently improved with five buildings located on the Fashion Point Land. The building nearest the southwesterly corner of Lot 10-A (the “Activities Building”) is currently being used by Seller and owners, guests and invitees of the nearby Kalanipu’u timeshare project (“Kalanipu’u Guests”) as an activities center. Although Lot 10-A is part of the Property, Sellers shall retain, after the Closing, ownership in all furniture, fixtures, equipment and improvements and the right to exclusive use of the Activities Building.

(b)        Lot 10-C of the Kauai Lagoons Resort as shown on Kauai County Subdivision File No. S-2008-02 is commonly referred to as Nene Island (“Nene Island”). Nene Island is currently used by Kalanipu’u Guests for exercise and outdoor activities. Although Nene Island is part of the Property, Sellers shall retain a non-exclusive right to use the area for outdoor activities until such time as Nene Island is modified for an alternative development use, which may or may not occur depending on governmental and other factors in the redevelopment of the Resort.

(c)        To effectuate the rights described in (a) and (b) above, Buyers shall grant to Kalanipu’u Guests an exclusive easement for the use of the existing Activities Building (the “Activities Building Easement”) in the location in which the Activities Building is located on the Effective Date (the “Activities Easement Property”) and a nonexclusive easement for the use of Nene Island (the “Nene Island Easement”). The Nene Island Easement agreement and the Activities Building Easement shall be agreed to by the Parties prior to the expiration of the Due Diligence Period and attached hereto as Schedule 6(c). The Activities Building Easement shall provide at a minimum that the use of Activities Easement Property shall be at no cost to Sellers and/or Kalanipu’u Guests, except for the fairly allocable portion of the real property taxes due for such Activities Building (note, real property taxes for Nene Island shall not be allocated to Seller). Sellers shall be responsible for all operating costs and maintenance of the Activities Building and the Activities Easement Property which it elects to undertake in its sole discretion. Sellers shall also provide commercially reasonable insurance naming Buyers as named insureds relating to use of the Activities Easement Property by Seller and the Kalanipu’u Guests. Sellers agree that within thirty (30) days following the Effective Date, Sellers will, at Sellers’ sole expense, prepare a draft of the Nene Island Easement and the Activities Building Easement, which will be subject to the review and approval of Sellers and Buyers. The Activities Building Easement shall contain a requirement that the Activities Building Easement be terminated within sixty (60) days after the earlier of the following: (1) Seller and Buyer have closed on the sale of a turn-key timeshare project constructed on Lot 9E (“MVC Sequal Project”) upon which a replacement Activities Building has been constructed that meets the Brand Standards of Seller taking into consideration the total number of timeshare units being serviced by such facility; or (2) the parties have mutually agreed to the relocation of the Activities Building to a new location adjacent to the Kalanipu’u condominium. In the event the Parties fail to reach agreement and close on the MVC Sequal Project, the Activities Building Easement shall remain in perpetuity. The Parties failure to agree upon the form of Activities Easement Agreement or Nene Island Easement prior to the expiration of the Due Diligence Period shall be deemed an election by both Parties to terminate this Agreement.

(d)        Lot 7-A-1 of the Kauai Lagoons Resort as shown on Kauai County Subdivision File No. S-2009-6 includes a building that is currently being used in connection with maintenance activities on portions of the Resort owned and being retained by Sellers (the “Landscape Maintenance Building”). Although Lot 7-A-1 is a part of the Property, Sellers shall retain, after the Closing, ownership in all improvements and the right to use Landscape Maintenance Building. To effectuate such rights, Buyers shall grant to Sellers an exclusive easement for the use of the Landscape Maintenance Building (the “Landscape Maintenance Building Easement”) in the location in which the Landscape Maintenance Building is located and the surrounding property upon which the Landscape Maintenance Building is located on the Effective Date (the “Landscape Maintenance Building Easement Property”). The agreement for the Landscape Maintenance Building Easement (the “Landscape Maintenance Building Easement Agreement”) shall provide at a minimum that the use of Landscape Maintenance Building Easement Property shall be at no cost to Sellers, except for the fairly allocable portion of the real property taxes due for such Landscape Maintenance Building. Sellers shall be responsible for all operating costs and maintenance of the Landscape Maintenance Building and the Landscape Maintenance Building Property. Sellers shall also provide commercially reasonable insurance naming Buyers as named insureds relating to use of the Landscape Maintenance Building Easement Property by Seller. Sellers agree that within thirty (30) days following the Effective Date, Sellers will, at Sellers’ sole expense, prepare the Landscape Maintenance Building Easement Agreement (with accompany exhibits with a proposed easement property boundary description), which will be subject to the review and approval of Buyers, which approval shall not to be unreasonably withheld, conditioned or delayed and shall be deemed disapproved if not approved in writing within fifteen (15) days after Buyers’ receipt thereof. The Activities Easement Agreement shall be negotiated between the Parties during the Due Diligence Period and will be attached to this Agreement as Schedule 6(d). The Parties failure to agree upon the form of Landscape Maintenance Easement Agreement or the Landscape Easement Property prior to the expiration of the Due Diligence Period shall be deemed an election by both Parties to terminate this Agreement.

(e)        Lot 8 of the Kauai Lagoons Resort as shown on Kauai County Subdivision File No. S-2010-22 includes a building (the “Sales Center”) and other associated improvements proximate thereto (the “Sales Center Property”) that is currently being used in connection with sales activities on portions of the Resort owned and being retained by Sellers. Sellers desire to retain, after the Closing, the right to use the Sales Center for one (1) year after Closing (“Sales Center Lease Term”). To effectuate such rights, Buyer and Seller shall enter into a sales center space lease for the Sales Center Property (the “Sales Center Lease”). The Sales Center Lease shall provide that (i) rent payable by Seller shall be One Dollar ($1.00) per annum plus a fairly allocated portion of the real property taxes, insurance and maintenance (but no improvements) of the existing Sales Center Property; (ii) Sellers shall be responsible for operating and maintenance costs associated with its use and operation of the Sales Center; (iii) Sellers shall provide commercially reasonable insurance naming Buyers as named insureds relating to use of the Sales Center by Seller; and (iv) other terms agreed to by the Parties. Sellers agree that within thirty (30) days following the Effective Date, Sellers will, at Sellers’ sole expense, prepare the Sales Center Lease, which will be subject to the review and approval of Buyers, which approval shall not to be unreasonably withheld, conditioned or delayed and shall be deemed disapproved if not approved in writing within fifteen (15) days after Buyers’ receipt thereof. The Sales Center Lease shall be negotiated between the Parties during the Due Diligence Period and will be attached to this Agreement as Schedule 6(e). The Parties failure to agree upon the form of Sales Center Lease or the Sales Center Property prior to the expiration of the Due Diligence Period shall be deemed an election by both Parties to terminate this Agreement.

7.        EASEMENT AND MASTER ASSOCIATION RIGHTS.

(a)       At Closing, Buyers and Sellers will enter into a fiber optic line easement agreement (the “Fiber Optic Easement Agreement”) in which Sellers shall be granted a non-exclusive easement for the operation, repair, maintenance and replacement of the fiber optic lines already installed on or under the Land in locations set forth on the as-built drawings to be provided to Sellers. The Fiber Optic Easement Agreement shall provide at a minimum that the use of the fiber optic lines as set forth in the Fiber Optic Easement Agreement shall be at no cost to Sellers. The form and substance of the Fiber Optic Easement Agreement shall be negotiated between the Parties during the Due Diligence Period and will be attached to this Agreement as Schedule 7(a).

(b)       At Closing, the Parties shall execute an agreement memorializing the Parties’ respective rights under the Master Association (the “Master Association Rights Agreement”), which shall provide at a minimum (i) a prohibition against the construction of improvements on Subdivision 7 (according to the current plat thereof) at heights that exceed 30 feet from grade as more particularly described on Schedule 7(b)-1; and (ii) that Buyers and Buyers’ successors or assigns shall not have the right to promulgate, modify, or amend any design or architectural standards and/or restrictive covenants encumbering the Retained Property in any manner. It is the intent of the Parties that notwithstanding any assignment of “Developer” or “Declarant” rights as contemplated by this Agreement, Sellers, and their successors and assigns, shall continue to have the sole and exclusive right to govern, direct and control the development of the Retained Property, free from interference by Buyers and their successors; provided, however, that neither Sellers nor Buyers, nor any of their respective successors or assigns, shall take any action relating to the development of the Property or the Retained Property which would adversely impact (i) the common areas of the Resort; (ii) the signage for the Resort; and/or (iii) the master drainage system for the Resort, without the prior written consent of the other party.

The form and substance of the Master Association Rights Agreement shall be negotiated between the Parties during the Due Diligence Period and will be attached to this Agreement as Schedule 7(b)-2.

8.        ENTITLEMENT PERIOD.    Buyer intends to complete preliminary design planning for reasonable enhancements to the Resort which will include a hotel, revitalization of the existing retail area and Golf Course, and modifications to the residential components of the

Resort. To that end, Buyers plan to meet with the local planning officials to discuss the above-described preliminary plans to obtain a level of comfort from said governing officials that the proposed development changes for the Resort are feasible and that the necessary development entitlements will not be actively opposed by such local planning officials (collectively referred to herein as the “Entitlements Confirmation”). Buyers shall have until 4:00 p.m. Hawaii Standard Time on the date that is one hundred eighty (180) days after the Effective Date (the “Entitlement Period”) in which to obtain the Entitlements Confirmation. Buyers may terminate this Agreement and receive a return of the Earnest Money Deposit then in Title Company’s possession (less the Non-refundable Deposit) if Buyers’ fail to obtain the Entitlements Confirmation and Buyers deliver written notice thereof to Sellers prior to the expiration of the Entitlement Period. If local planning officials fail to oppose the entitlements and plans proposed by Buyers, Sellers shall not interfere with Buyers’ implementation and development pursuant to such entitlements, provided Buyers are not in violation of any of Sellers’ rights under this Agreement or any restrictions of record that encumber the Property.

9.          GOLF CLUB EMPLOYEES. The provisions of this Section 9 shall apply to the rights and obligations of the Parties with respect to all individuals employed at the Golf Club by Sellers (collectively, the “Existing Employees”), whose job titles, pay rates, work classification (full-time, part-time, seasonal, etc.) and union status are set forth in the attached Schedule 9.

(a)        Sellers shall give all Existing Employees and all applicable governmental entities such notices of the transactions that are the subject of this Agreement as are required by the Hawaii Dislocated Workers Act, Hawaii Revised Statutes Chapter 394B (the “Dislocated Workers Act”).

(b)        Buyers understand that the Existing Employees identified in the attached Schedule 9 that are identified as having an active status with the International Longshore & Workers Union (“ILWU”), Local 142 (“Union Employees”) are covered under the Labor Agreements. Pursuant to the terms of Labor Agreements, the Buyers will assume the terms and conditions of the Labor Agreements on the Closing Date. As a condition of this transaction, Buyer’s entity that acquires the Golf Club Land (the “Golf Club Owner”) shall offer employment to all Union Employees, subject to I-9 verification, without any change to their seniority status. On the Closing Date, the employment of those Union Employees still employed by Sellers shall terminate and shall begin with Golf Club Owner. Golf Club Owner shall assume the Labor Agreements at Closing and agrees to abide by the terms thereof with respect to the Union Employees.

(c)        Sellers shall terminate the employment of all Existing Employees who are not subject to the Labor Agreement (the “Non-Union Employees”) on the Closing Date. Golf Club Owner may, in its sole discretion, offer employment to any Non-Union Employee that Golf Club Owner chooses, subject to I-9 verification and background checks. Union Employees, together with the Non-Union Employees who are offered and accept employment by the Golf Club Owner, are collectively referred to as the “Rehired Employees.”

(d)        No later than seventy-five (75) days before the Closing Date, Buyers shall deliver to Sellers (1) written notice of their intent to proceed with closing, subject to any remaining diligence, thus enabling Sellers to comply with distribution of any notice required under the Dislocated Workers Act; and (2) a copy of Schedule 12(n) (“Assumption of Labor Agreements”), signed by the Golf Club Owner. Sellers shall provide a copy of the signed Assumption of Labor Agreements to ILWU, Local 142, sixty (60) days prior to the Closing Date, in accordance with the terms of the Labor Agreements.

(e)        Sellers shall remit to the proper governmental authorities all employment taxes and employment tax forms that pertain to the Existing Employees’ employment with Sellers through the Closing Date. Subject to paragraph (e) below, Sellers shall also be responsible for all accrued compensation and benefits due to the Existing Employees through the Closing Date, including without limitation pension plan contributions and benefits, savings and retirement plan benefits, medical and dental benefits, severance pay, vacation pay, sick pay, personal holidays and other leave, salaries and wages. At the Closing, Golf Club Owner shall receive from Sellers a sum equal to the aggregate amounts payable by Sellers pursuant to this paragraph that are attributable to the period between the Cut-Off Date and the Closing Date.

(f)        With respect to Sellers’ personnel files and employment records, Buyers’ access shall initially be limited to reviewing the Labor Agreements, agreements with providers of benefits, any employee handbooks, any employee benefit plan summaries, any 401(k) plans, individual employee contracts, and the schedule of Existing Employees, which shall specify only their names, dates of hire, status (full time, part time, on call), job titles, and wage or salary rates. Absent the prior written consent of the subject employee, Buyers shall not be given access to confidential or privileged information contained in an Existing Employee’s personnel file (such as medical records, workers’ compensation records, temporary and/or long term disability records, substance abuse treatment records, attorney-client communications, discrimination or harassment investigations, and confidential settlement agreements) until and unless such Existing Employee becomes a Rehired Employee and consents in writing to the transfer of copies of such personnel records to Golf Club Owner. However, Sellers agrees to permit Buyers to review employee personnel files of those Existing Employees who consent to such access by Buyers prior to the Closing Date. Seller agrees to deliver a written consent request to each Existing Employee sixty (60) days before the Closing Date and to use good faith efforts to obtain the consents.

(g)        Immediately prior to the Closing Date, Sellers shall pay out all accrued severance and vacation pay, if any, that is payable to the Non-Union Employees who will not be hired by the Golf Club Owner on the Closing Date. At Closing, Golf Club Owner shall assume (1) the amount of Sellers’ obligation to pay accrued severance, vacation pay, sick pay and personal days/holidays or other personal leave, if any, to the Rehired Employees who are covered by the Labor Agreements to the extent required under the Labor Agreements, and (2) the amount of Sellers’ obligation to pay sick pay to the Rehired Employees who are not covered by the Labor Agreements (Non-Union Employees), in the amounts described on a schedule to be attached to this Agreement as Schedule 9(g) at least two (2) Business Days prior to the Closing, which amounts shall be calculated as of the Cut-Off Date. Buyers shall be entitled to a credit against the installment of the Purchase Price that is payable at the Closing in an amount equal to the obligations reflected in said schedule.

(h)        To the extent reasonably possible or as required by the Labor Agreements, Golf Club Owner will ensure that service with Sellers by any Rehired Employee shall be deemed to have been service with Golf Club Owner for purposes of any length of service requirements, waiting periods, vesting periods, or differential benefits based on length of service in any benefit plan established or maintained by Golf Club Owner for which such Rehired Employee may be eligible after the Closing. To the extent reasonably possible, Golf Club Owner will also ensure that any pre-existing conditions, restrictions or waiting periods under any benefit plan established by Golf Club Owner providing medical, dental, vision, or prescription drug coverage or benefits are waived to the extent they exceed the pre-existing conditions, restrictions and waiting periods that apply to such Rehired Employee’s coverage under the benefit plans of Sellers, except as required under the Labor Agreements. At the request of Golf Club Owner and to the extent permitted by applicable law, Sellers will cooperate with Golf Club Owner to transfer the unemployment insurance experience ratings of the employer of the Existing Employees to Golf Club Owner.

(i)         As soon as legally permissible and administratively feasible following the Closing Date, Golf Club Owner shall cause the administrator of any Section 401(k) retirement plan maintained by Golf Club Owner (the “Buyer’s 401(k) Plan”) to accept rollovers by the Rehired Employees of their vested accounts in one or more of the Section 401(k) retirement plans which Sellers sponsored or adopted on behalf of the Existing Employees, provided that such rollovers shall be subject to the limitations, terms and procedures of Buyer’s 401(k) Plan, if any, including without limitation the procedures for verifying the qualified status of the plan from which the rollover derives, and subject to the Buyer’s 401(k) Plan’s terms and conditions for participation generally. Sellers shall be solely responsible for satisfying any unfunded liability under any benefit plan or retirement plan applicable to the Existing Employees that exists on the Effective Date and for which Sellers are liable, and Sellers shall indemnify, defend and hold Buyers harmless from and against any such liability.

(j)         Except as otherwise expressly provided in this Section 9, no liabilities arising from the employment of the Existing Employees prior to the Closing Date shall be assumed by Buyers, the Golf Club Owner, or any of their affiliates. Sellers shall also cooperate with Buyers and Golf Club Owner with respect to due diligence and coordination of the transfer of employment of the Rehired Employees. This obligation applies until the Closing Date and, upon reasonable request by Golf Club Owner, for up to sixty (60) days following the Closing Date.

(k)        Sellers will indemnify, defend and hold Buyers harmless from and against any loss, damage, liability, claim, cost or expense (including without limitation reasonable attorneys’ fees) (“Employee Claims”) that may be incurred by, or asserted against, any Golf Club Owner relating to a past or present Golf Club Employee to the extent arising from acts or omissions occurring prior to the Closing Date (including without limitation any Employee Claims which have not yet been asserted by the Closing Date). Golf Club Owner will indemnify, defend and hold Sellers harmless from and against any Employee Claims that may be incurred by, or asserted against, any Seller after the Closing Date relating to a Rehired Employee to the extent arising from acts or omissions occurring on or after the Closing Date. These indemnities apply, without limitation, to all forms of civil, labor and employment claims under state, federal and local law or under the Labor Agreements, whether brought in judicial, administrative, arbitration or other proceedings, private or public. Sellers and Buyers acknowledge and agree that nothing in this Agreement is intended to create a “joint employer” relationship between them with respect to any Existing Employee.

(l)         (i)         Golf Club Owner shall assume (and cause any property manager retained by Buyer with respect to the Property to assume) an obligation to contribute to the Multiemployer Pension Plan in accordance with the terms of the Union Agreement on or after the Closing, for substantially the same number of contribution base units for which Sellers had an obligation to contribute with respect to the Property. For purposes of this Agreement, “Multiemployer Pension Plan” shall mean the multiemployer pension plan covered by the Union Agreement or its successor agreements.

(ii)        During the period commencing on the first day of the plan year following the Closing and ending on the expiration of the fifth (5th) such plan year (the “Contribution Period”), Golf Club Owner shall provide to the Multiemployer Pension Plan either a bond, letter of credit or an escrow in an amount and manner meeting the requirements of section 4204 of ERISA. Notwithstanding anything contained in this Section 9 to the contrary, Golf Club Owner shall not be obligated to provide any bond, letter of credit or escrow required herein in the event and to the extent that Golf Course Owner obtains from the Pension Benefit Guaranty Corporation (the “PBGC”) or the Multiemployer Pension Plan a proper variance or exemption under section 4204(c) of ERISA and the applicable regulations thereunder, provided any and all requirements of said variance or exemption are met (a “Variance”). Sellers agrees to cooperate with and assist Golf Course Owner in connection with any application for such a variance or exemption made by Golf Course Owner to the PBGC or the Multiemployer Pension Plan including, but not limited to, requesting from such Multiemployer Pension Plan such data and information that Golf Course Owner requests in writing that Sellers obtain from such plan. The costs and expense of any such bond, letter of credit or escrow, as well as all costs of applying for a Variance, will be borne by Golf Course Owner or Buyers. Buyers will keep Sellers informed as to Golf Course Owner’s effort to obtain a Variance and will provide Sellers with copies of all communications related thereto.

(iii)  Golf Course Owner agrees that any action on its part that causes withdrawal liability (either partial or complete) during the Contribution Period shall be for valid business reasons only. In the event of a subsequent sale of the Property by Buyers and/or Golf Club Owner during the Contribution Period, Buyers and/ or Golf Club Owner agree to comply with the provisions of Section 4204(a)(1) of ERISA.

(iv)  If Golf Club Owner at any time withdraws from the Multiemployer Pension Plan in a complete or partial withdrawal with respect to the Rehired Employees covered by the Union Agreement during the Contribution Period, the Sellers shall be secondarily liable for the portion of the withdrawal liability attributable to Sellers’ contribution history assumed by Golf Course Owner as a result of Section 4204 of ERISA, Golf Course Owner agrees to provide Sellers at least ten (10) days advance notice of any action or event which it reasonably believes is likely to result in the imposition of withdrawal liability contemplated by this Section 9, and in any event Golf Course Owner shall immediately furnish Sellers with a copy of any notice of withdrawal liability it may receive with respect to the Multiemployer Pension Plan, together with all the pertinent details.

(m)   The provisions of this Section 9 shall survive the Closing and will not merge with the provisions of any closing documents.

10.       POSSESSION AND CLOSING DATE.   Sellers shall deliver possession of the Property to Buyers at the Closing; subject the Permitted Exceptions (which shall list specifically in the Preliminary Commitment any and all rights of the tenants under the Tenant Leases, and the rights of the Kauai Lagoons Community Association, a Hawaii nonprofit corporation (the “Master Association”) and its members. Provided that all of Buyers’ Conditions Precedent and Sellers’ Conditions Precedent (as defined and described in Sections 16 and 17 of this Agreement, respectively) have been satisfied or waived, the Closing shall occur on or before the date that is thirty (30) days after the expiration of the Entitlement Period (the “Closing Date”). The Closing shall take place in the office of the Title Company, or another location mutually acceptable to the Parties.

11.       ESCROW AND CLOSING PROCEDURES.    This Agreement shall constitute both an agreement among the undersigned and escrow instructions. By 12:00 noon (Hawaii time) on the date that is two (2) Business Days after the Parties have fully executed this Agreement, the escrow pertaining to the subject transaction (the “Escrow”) shall be opened with Title Company at its office at 235 Queen Street, Honolulu, Hawaii 96813, and Sellers shall deliver a copy of this Agreement to Title Company for execution. The failure of Title Company to execute this Agreement shall not affect the validity of this Agreement between Buyers and Sellers. The Parties agree to execute such supplemental escrow instructions as Title Company may reasonably require; provided, however, that in the event of any conflict between the terms of this Agreement and the terms of such supplemental escrow instructions, the terms of this Agreement shall govern.

The Closing Date may be extended or continued by agreement in writing of both Buyers and Sellers, although no Party shall be required to extend the Closing Date at the request of another Party except as otherwise provided in this Agreement.

12.       DELIVERIES TO ESCROW BY SELLERS.

Sellers shall execute and deliver the following documents to Title Company no later than the second (2nd) Business Day prior to the Closing Date. Each such document shall be in form reasonably acceptable to Buyers, shall be in recordable form where appropriate, and shall be duly executed by the applicable Seller that holds title to each portion of the Property with all requisite formalities under Hawaii law:

(a)

Limited warranty deeds that convey the Land, the Improvements, and the Easements to the respective Buyers to take title to the various real property interests that constitute part of the Property, with exception taken only for the Permitted Title Exceptions, which deeds shall each be substantially in the form of the attached Schedule 12(a) (collectively the “Deeds”);

(b)

An assignment and assumption of lease that assigns to the Buyer taking an assignment thereof all of Sellers’ rights and interests under the Rice Lease and also constitutes an assumption by Buyer of the lessee’s obligations thereunder that arise from and after the Closing Date (subject to the prorations described in Section 15 hereof), which instrument shall be substantially in the form of the attached Schedule 12(b) (the “Rice Lease Assignment”);

(c)

An assignment and assumption of Sublease that assigns to the Buyer taking an assignment of the Rice Lease all of Sellers’ rights and interests under the Sublease and also constitutes an assumption by Buyer of the sublessor’s obligations thereunder that arise from and after the Closing Date (subject to the prorations described in Section 15 hereof), which instrument shall be substantially in the form of the attached Schedule 12(c) (the “Sublease Assignment”);

(d)

An assignment and assumption that assigns to the one or more of the Buyers (as applicable) all of Sellers’ rights and interests under the Tenant Leases, and also constitutes an assumption by such Buyers of all of Sellers’ obligations thereunder that arise from and after the Closing Date (subject to the prorations described in Section 15 hereof), which instrument shall be substantially in the form of the attached Schedule 12(d) (the “Tenant Leases Assignment”);

(e)

An assignment and assumption of leases that assigns to one or more of the Buyers (as applicable) all of Sellers’ rights and interests under the Equipment Leases and also constitutes an assumption by such designee of all of Sellers’ obligations thereunder that arise from and after the Closing Date (subject to the prorations provided in Section 15 hereof), which instrument shall be substantially in the form of the attached Schedule 12(e) (the “Equipment Leases Assignment”);

(f)	A bill of sale that transfers the Tangible Personal Property to one or more of the Buyers (as applicable) in substantially in the form of the attached Schedule 12(f) (the “Bill of Sale”);

(g)

An assignment and assumption of contracts that assigns one or more of the Buyers (as applicable) all of Sellers’ rights and interests under the Service Contracts and also constitutes an assumption by such Buyer(s) of all of Sellers’ obligations thereunder that arise from and after the Closing Date (subject to the prorations described in Section 15 hereof), which instrument shall be substantially in the form of the attached Schedule 12(g) (“Service Contracts Assignment”);

(h)

An assignment and assumption of intangible rights that assigns to one or more of the Buyers (as applicable) all of Sellers’ rights and interests in the Warranties and the Miscellaneous Property (excepting the Intellectual Property) and also constitutes an assumption by such Buyer(s) of all of Sellers’ obligations thereunder that arise from and after the Closing Date (subject to the prorations described in Section 15 hereof), which instrument shall be substantially in the form of the attached Schedule 12(h) (the “Warranties Assignment”);

(i)

An assignment and acceptance of intellectual property that assigns to one or more of the Buyers (as applicable) all of Sellers’ rights and interests in and to the Intellectual Property, to the extent valid as of the Effective Date, and also constitutes an acceptance of that assignment and an assumption of obligations related thereto by such Buyer(s) as specified in that instrument, which instrument shall be substantially in the form of the attached Schedule 12(i), together with (1) such cover sheets and other forms as may be required to record said assignment of any federally-registered Intellectual Property with the U. S. Patent and Trademark Office, and (2) such assignments of trade name, trademark or service mark on Form T-4 of the Hawaii Department of Commerce and Consumer Affairs, Business Regulation Division (the “DCCA”), as may be required to effectuate the assignment of that portion of the Intellectual Property that is presently registered with the DCCA (the “Intellectual Property Assignment);

(j)

An assignment and assumption of golf and tennis play agreements that assigns to one or more of the Buyers (as applicable) all of Sellers’ rights and interests under the Golf Play Agreements and also constitutes an assumption by such Buyer(s) of Sellers’ obligations thereunder that arise from and after the Closing Date (subject to the prorations described in Section 15 hereof), which instrument shall be substantially in the form of the attached Schedule 12(j) (the “Golf Play Agreements Assignment”);

(k)	All necessary Conveyance Tax Certificates (Hawaii Department of Taxation Form P-64A), which certificates shall be executed by grantor and grantee under each of the deeds;

(l)

Any Hawaii General Excise Tax Returns and Reports of Bulk Sale or Transfer under Section 237-43 of the Hawaii Revised Statutes that may be required in connection with the purchase and sale of the Property together with the signed Certificate of the Director of Taxation;

(m)	An executed lessor’s consent to assignment and estoppel certificate from Wm. Hyde Rice, Limited, the lessor under the Rice Lease, which instrument shall be in the form of the attached Schedule 12(m);

(n)	An assumption agreement in which Golf Course Owner adopts the Labor Agreements, which instrument shall be in the form of the attached Schedule 12(n) (the “Assumption of Labor Agreements”);

(o)	The Fiber Optic Easement Agreement (as defined in Section 7(a)) and Master Association Rights Agreement (as defined in Section 7(b));

(p)	The Activities Easement Agreement (as defined in Section 6(a)), the Landscape Building Easement Agreement (as defined in Section 6(b)) and the Sales Center Lease (as defined in Section 6(c));

(q)

Such other documents of assignment, transfer or conveyance that may be reasonably requested by Buyers, Title Agent or Title Company to effectuate the full transfer of the Property to Buyers, the issuance of the Title Policy or Policies to Buyers, and the assumption by each respective transferee of Sellers’ obligations thereunder that arise from and after the Closing Date (subject to the prorations described in Section 15 hereof), including, but not limited to, an assignment of rights to Buyer related to the role as master developer and membership in the Master Association;

(r)	A closing statement reflecting the Parties’ respective costs of Closing hereunder (the “Closing Statement”);

(s)	An affidavit from each of the Sellers verifying that each such entity is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code, as amended;

(t)	An affidavit from each of the Sellers verifying that each such entity is a “resident person” within the meaning of Section 235-68 of the Hawaii Revised Statutes;

(u)

A certificate of good standing for each of the Sellers certified and issued by the Department of Commerce and Consumer Affairs of the State of Hawaii and a certified tax clearance certificate from the Department of Taxation of the State of Hawaii for each such entity dated no earlier than five (5) days before the Closing;

(v)

Written evidence that each person who executed this Agreement on behalf of a Seller and any person who executes documents at or for the Closing on behalf of a Seller, including without limitation the various conveyance documents identified above, was and will be duly authorized to do so, and that each Seller was and will be bound by his or their actions;

(w)	Estoppel Certificate from the Association in substantially the form attached hereto as Schedule 12(w);

(x)	Intellectual Property License that the Parties will agree upon and attached hereto as Schedule 12(x) prior to the expiration of the Due Diligence Period.

13.       DELIVERIES TO ESCROW BY BUYERS.   Buyers shall deliver or cause to be delivered the following documents and funds to Title Company no later than the second (2nd) Business Day prior to the Closing Date:

(a)

Counter-signed originals of the Rice Lease Assignment, Sublease Assignment, Tenant Leases Assignment, the Equipment Leases Assignment, the Service Contracts Assignment, the Warranties Assignment, the Intellectual Property Assignment, and the Domain Names Assignment;

(b)	Counter-signed originals of the Golf Play Agreements Assignment;

(c)	Counter-signed originals of the Labor Agreements Assignment;

(d)	Counter-signed original of the Fiber Optic Easement Agreement and Master Association Rights Agreement;

(e)	The Activities Easement Agreement, the Landscape Building Maintenance Agreement and Sales Center Lease;

(f)

Written evidence that each person who executed this Agreement on behalf of a Buyer and any person who executes documents at or for the Closing on behalf of a Buyer, including without limitation the various conveyance documents identified above, was and will be duly authorized to do so, and that each Buyer was and will be bound by his or their actions;

(g)

The Purchase Price payable by Buyers at the Closing pursuant to Section 2 of this Agreement, plus a sum of money equal to all closing costs and other expenses to be paid by Buyers at the Closing under this Agreement, less any credits to Buyers under this Agreement, which funds shall be in the form of a wire transfer of readily available federal funds;

(h)

Such other documents of assignment, transfer or conveyance that may be reasonably requested by Buyers, Title Agent or Title Company to effectuate the full transfer of the Property to Buyers, the issuance of the Title Policy or Policies to Buyers, and the assumption by each respective transferee of Sellers’ obligations thereunder that arise from and after the Closing Date (subject to the prorations described in Section 15 hereof);

(i)	Counter-signed originals of the Intellectual Property License; and

(j)	Counter-signed originals of the Closing Statement.

14.         CLOSING SEQUENCE.   To accomplish the Closing of the subject transaction, Title Company shall undertake all of the following in the order set forth below:

(a)

On or before 12:00 noon (Hawaii time) on the second (2nd) Business Day prior to the Closing Date, Title Company shall first verify that title to the Land is subject only to the Permitted Title Exceptions, and shall then submit for recording, at 8:01 a.m. on the Closing Date, the deeds and other recordable conveyance documents, if any, that Sellers delivered to Title Company pursuant to Section 12 hereof in the Office of the Assistant Registrar of the Land Court of the State of Hawaii or the Bureau of Conveyances of the State of Hawaii, as appropriate, and thereafter deliver evidence of that recording to Buyers and Sellers together with conformed copies thereof as soon as the same are available.

(b)

Following the recording of the documents described in subsection (a) above on the Closing Date, Title Company shall disburse the funds that Buyers deposited with Title Company as follows, such disbursements to occur no later than 3:00 p.m. (Hawaii time) on the Closing Date:

(1)	Pay all closing costs and other amounts chargeable to each of the Buyers and the Sellers pursuant to the Closing Statement; and

(2)

Pay to Sellers, pursuant to the Closing Statement, the sums required by Section 2 of this Agreement, less (i) any credits to which Buyers are entitled under this Agreement, and (ii) any closing costs chargeable to Sellers and disbursed pursuant to the preceding subsection (1), all as set forth on the Closing Statement executed by Buyers and Sellers.

(c)        Following the disbursement of the funds as described in subsection (b) above, Title Company shall deliver to Buyers and Sellers the originals (where available) or conformed copies of the remaining documents that were delivered to Title Company by the Parties.

(d)        Upon Closing, Title Company shall deliver the Owner’s Title Policies to the Buyers.

15.          PRORATIONS AND APPORTIONMENTS.   All items described in this Section 15 shall be prorated and apportioned in the manner provided in this Section 15 so that, except as otherwise specifically provided herein, Sellers bears all expenses and liabilities incurred with respect to the Property (either by reason of ownership or operation), and receives the benefit of all income derived from the Property, through the day that is immediately prior to the Cut-Off Date, and Buyers bear all expenses and liabilities incurred with respect to the Property (either by reason of ownership or operation), and receives the benefit of all income derived from the Property, on and after the Cut-Off Date. Subject to that understanding, the following items shall be prorated and apportioned on an accrual basis:

(a)          Revenues.

(1)          All income and revenue from the operation of the Property (including without limitation income or revenue, if any, derived from room or facility rentals, food sales, beverage sales, merchandise and golf equipment sales, telephone usage and coin-operated vending machines);

(2)          All income and revenue generated by or related to the operation of the Golf Courses, including without limitation tennis and court rental fees, golf dues, greens fees, golf lessons, golf cart fees, handicap fees, driving range fees and storage fees;

(3)          All base and fixed rent, percentage rent, escalation rent, prepaid rent and other rent payable under the Tenant Leases; and

(4)          All credit card receivables and other income and revenue derived from the ownership and operation of the Property.

(b)          Expenses and Liabilities.

(1)

Accrued wages, vacation pay, sick pay, bonuses, social security taxes and other payroll taxes, workers’ compensation and fringe benefits payable to the Rehired Employees, including without limitation the premium payments for employee medical insurance, dental insurance, long-term disability insurance and life insurance.

(2)

Gross income and other taxes, if any, payable on account of any rents and other income derived from the Property or the business conducted in the Improvements, including without limitation Hawaii general excise taxes, exclusive, however, of taxes on net income, which shall be the responsibility of the Party receiving such income.

(3)

Real property taxes for the fiscal year in which the Closing occurs. If the Closing occurs before the tax rate or assessment is fixed, the apportionment of such real property taxes shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation, but such taxes shall be readjusted as soon as the applicable rate and assessment is fixed.

(4)	Amounts paid or payable under the Service Contracts.

(5)	Any liability under outstanding gift certificates, special promotions, pre-paid discounts, or similar programs or benefits, if any.

(6)

Applicable gas, electric, water and other utility charges. If there are any meters on the Property measuring any of the foregoing, Sellers shall furnish Buyers a reading of each such meter made by the Party to which such meter charges are payable as of the Cut-Off Date or a date thereafter that is as close to the Cut-Off Date as possible.

(7)	Trade association dues, travel agency commissions, trade subscriptions and commissions of credit referral organizations, if any.

(8)	Fees for transferable City, County, State and Federal business licenses and permits, if any.

(9)	Rent payable under the Rice Lease.

(10)	Amounts due under the Equipment Leases.

(11)

Any other prepaid or postpaid items that are typically apportioned by buyers and sellers in similar transactions in Hawaii, and such additional items with respect to which Buyers and Sellers mutually agree in writing.

(12)

Prepaid insurance premiums for the period subsequent to the Cutoff Date, and for any period after the Closing to the extent that any of the existing insurance policies continue in force and effect after the Closing.

(13)

Except to the extent included in the Developer Guaranty Liability described in subsection (14) below: water and sewer rents and charges; condominium association dues, assessments, fees and charges; Master Association and sub-association dues (if applicable) and other like and similar charges.

(14)	As used herein, the “Developer Guaranty Liability” means any and all liabilities and obligations of Sellers, as declarant or developer under the declaration for the

Master Association, to guarantee the amount of the Master Association budgets through the end of the then-current guaranty period. The portion of the Developer Guaranty Liability calculated for the period of time beginning at Closing and continuing through the end of the present guaranty period is referred to as the “Post Closing Guaranty Liability”. Sellers’ portion of the Developer Guaranty Liability shall be based upon a formula to be agreed upon prior to the expiration of the Due Diligence Period.

(c)          Credits for Certain Items.     Sellers shall receive a credit for any and all cash in house banks and petty cash that shall be turned over to Buyers at the Closing and that shall constitute the proceeds of revenues attributable to the period prior to the Cut-Off Date and Buyers shall receive a credit for (i) all deposits and other advance sums paid with respect to any Bookings, and (ii) the accrued vacation pay and sick pay of the Rehired Employees as described in Section 9 of this Agreement.

(d)          Accounts Payable and Receivable.   All accounts payable and expenses related to the operation of the Property which accrue before the Cut-Off Date shall, except as otherwise expressly provided herein, be paid by Sellers, and all accounts payable and expenses arising on and after the Cut-Off Date will be the responsibility of Buyers. Buyers shall not acquire from Sellers any accounts receivable that arose prior to the Cut-Off Date (the “Prior Accounts Receivable”), and there shall be no adjustments or prorations for the Prior Accounts Receivable; provided, however, that Buyers shall remit to Sellers, upon receipt of the same, any and all amounts collected by Buyers on account thereof.

(e)          Allocation of Payments Received  after the Closing Date.   For payments received by Buyers from persons having unpaid obligations to Sellers for matters preceding the Cut-Off Date and to Buyers for matters subsequent to the Cut-Off Date, the following allocations shall be utilized: (i) each payment that specifies application to a specific obligation or that matches the amount of a specific billing shall be allocated to such obligation or billing and paid to Sellers for pre-Cut-Off Date obligations or billings and to Buyers for post-Cut-Off Date obligations or billings; (ii) payments not specifying application to specific obligations or not matching the amount of specific billings shall be first allocated to actual obligations or billings arising after the Cut-Off Date and shall be paid to Buyers; and (iii) payments not allocated pursuant to (i) or (ii) above shall be paid to Sellers until all pre-Cut-Off Date obligations and billings have been paid.

(f)          Proration Procedure.  No earlier than five (5) Business Days prior to the Closing, Sellers shall determine the estimated amount of all prorations and apportionments as provided in this Section 15, which estimates shall be subject to Buyers’ reasonable review and approval. Any item which cannot be ascertained with certainty as of the Closing Date shall be prorated on the basis of Sellers’ reasonable estimate of such amount, and shall be the subject of a final proration as soon after the Closing Date as the precise amount of such item can be ascertained with reasonable certainty. Such estimate, as so approved, will constitute the prorations and apportionments for the purpose of the Closing.

(g)          Special Liabilities.  Notwithstanding any other provision of this Agreement or of any of the Transaction Documents (as defined in Section 20(k) of this Agreement), Sellers shall remain responsible for, and Buyers shall not be deemed to have assumed, any and all liabilities that are caused by any negligence or willful misconduct of Sellers or any affiliate of Sellers, or of any employee or agent of any Seller or any such affiliate of Sellers, whether occurring before or after the Closing; provided, however, that the foregoing shall not apply to the actions of any Rehired Employees that occur after the Closing Date.

(h)        True Up.    To the extent that any of the items described above, except (b)(14), cannot be finally determined on the Closing Date, then such items shall be prorated on an estimated basis using the most current information. Within ninety (90) days after the Closing Date, Sellers and Buyers shall recalculate such prorations and any amount payable by Sellers or Buyers shall be paid to the other Party within fifteen (15) days after such recalculation.

This Section 15 will survive the Closing and the delivery of any instruments of conveyance to Buyers.

16.       CONDITIONS PRECEDENT TO BUYERS’ OBLIGATION TO CLOSE.   The following are conditions precedent to Buyers’ obligation to consummate the purchase and sale transaction that is contemplated by this Agreement (“Buyers’ Conditions Precedent”):

(a)        Sellers shall have timely performed, in all material respects, all of the obligations required to be performed by them under the terms of this Agreement at or prior to the Closing;

(b)        The statutory notices (if required) shall have been given under the Hawaii Dislocated Worker’s Act;

(c)        Title Company shall be willing to issue the Owner’s Title Policy, subject only to the Permitted Title Exceptions;

(d)        Sellers shall have delivered or caused to be delivered all documents and instruments that they are obligated to deliver to Title Company pursuant to Section 12;

(e)        All of the representations of Sellers contained in Section 20 hereof shall be true and correct as of the Closing Date; and

(g)        Sellers shall have obtained and delivered to Title Company an executed lessor’s consent to the assignment and estoppel certificate from Wm. Hyde Rice, Limited, the lessor under the Rice Lease.

If any of Buyers’ Conditions Precedent have not been satisfied within the time limits provided herein and such Buyers’ Condition Precedent has not previously been waived by Buyers, and such Buyers’ Condition Precedent is not satisfied within fifteen (15) days after Seller’s receipt of written notice from Buyers of same, Buyers shall be entitled to (i) waive such Buyers’ Condition Precedent, in which event the subject transaction will close in accordance with the terms hereof, or (ii) terminate this Agreement by delivering to Sellers and Title Company written notice of Buyers’ election to terminate prior to the Closing Date, in which event Title Company shall promptly release and return the Earnest Money Deposit to Buyers.

17.        CONDITIONS PRECEDENT TO SELLERS’ OBLIGATIONS TO CLOSE.  The following are conditions precedent to Sellers’ obligations to consummate the purchase and sale transaction that is contemplated by this Agreement (“Sellers Conditions Precedent”):

(a)        Buyers shall have timely performed, in all material respects, all of the obligations required to be performed by them by the terms of this Agreement at or prior to the Closing;

(b)        The statutory notices (if required) shall have been given under the Hawaii Dislocated Worker’s Act;

(c)        Buyers shall have delivered or caused to be delivered all documents, instruments and funds that they are obligated to deliver to Title Company pursuant to Section 13;

(d)        No action or proceeding shall have been instituted and no bona fide action or proceeding shall have been threatened in writing by anyone not a Party to this Agreement prior to the Closing which calls into question or seeks to set aside any of the approvals or authorizations of the transaction described in this Agreement or the performance of any Party’s obligations hereunder; and

(e)        Sellers shall have obtained and delivered to Title Company an executed lessor’s consent to the assignment and estoppel certificate from Wm. Hyde Rice, Limited, the lessor under the Rice Lease.

(f)        All of the representations of Buyers contained in Section 21 hereof shall be true and correct as of the Closing.

If any of Sellers’ Conditions Precedent have not been satisfied within the time limits provided herein and such Condition Precedent has not previously been waived by Sellers, and such Sellers’ Condition Precedent is not satisfied within fifteen (15) days after Buyer’s receipt of written notice from Sellers of same, Sellers shall be entitled to (i) waive such Condition Precedent, in which event the subject transaction will close in accordance with the terms hereof, or (ii) terminate this Agreement by delivering to Buyers and Title Company written notice of Sellers’ election to terminate prior to the Closing Date.

18.        CLOSING EXPENSES.  Sellers and Buyers shall each pay one-half ( 1⁄2) of all (i) conveyance taxes charged with respect to the transfer of title to the Land, Improvements and the Easements, (ii) any fees charged by Title Company, (iii) the cost of recording the deeds, assignments of leases and other recordable conveyance documents contemplated herein, and (iv) all commitment fees, search fees, base premiums for the issuance of the Title Commitment and the Owner’s Title Policies. Buyers shall pay (i) the cost of the Survey, (ii) all documentary taxes, recording and such other costs in connection with any financing obtained by Buyers, including without limitation, all costs in connection with the mortgagee’s title policies, (iii) all loan closing costs charged by Title Agent, (iv) the costs of any endorsements to the Buyers’ Owner’s Title Policies, and (v) all costs associated with Buyers’ due diligence. Sellers shall pay all fees for obtaining and recording any releases or other corrective documents that are necessary to remove any title exceptions that are not Permitted Title Exceptions. Each Party shall pay its own consultant fees and attorneys fees and costs in connection with the Closing.

19.       CONFIDENTIALITY.

(a)        Confidential Information.        As used in this Agreement, “Confidential Information” means all non-public information concerning the transaction contemplated in this Agreement and/or the Property that is disclosed by Sellers to Buyers in connection with the possible purchase, development, ownership, investment, financing and/or other operational aspect of the Property, including all non-public information to which Buyers are provided access through an electronic dataroom or web-based storage area. With respect to any analyses, compilations, studies or other material prepared by Buyers or its Qualified Persons (as defined below) containing or based in whole or in part upon such information furnished to Buyers or its Qualified Persons by Sellers, Confidential Information includes the portion of the analyses, compilations, studies or other material that contains such information. For the avoidance of doubt, the definition of Confidential Information as set forth in this paragraph shall apply whether such information is provided to Buyers, or to any of their principals, employees, agents, designees or representatives.

(b)        Exclusions.  Confidential Information does not include any information that (i) is or becomes available without breach of this Agreement; (ii) was independently developed by Buyers without reference to any Confidential Information; or (iii) at the time of disclosure or later, is published or becomes a part of the public domain through no act on the part of Buyers.

(c)        Confidentiality and Non-Use.    Buyers shall treat the Confidential Information as confidential. Buyers shall protect and safeguard the Confidential Information against unauthorized use, publication or disclosure, and in furtherance thereof, shall not (i) use, directly or indirectly, any of the Confidential Information for any purpose other than their evaluation of the Property and the transaction that is the subject of this Agreement, and as otherwise permitted under this Agreement, or (ii) disclose, publish or reveal the Confidential Information to any person other than a Qualified Person as described in subsection (f) of this Section 19.

(d)        Disclosure by Law, Regulatory or Judicial Process.      Notwithstanding the foregoing, Buyers shall not be liable for the disclosure of Confidential Information if made in response to a court order or request by an authorized agent of government. If Buyers or any Qualified Person has been requested or is required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Buyers will notify Sellers (as soon as reasonably practical) of such request so that Sellers may seek an appropriate protective order. Buyers may disclose such information pursuant to such request or requirement without any liability hereunder.

(e)        Confidentiality of any Proposed Transaction.    Buyers will not, without Sellers’s prior written consent, disclose to any person other than a Qualified Person as described in subsection (f) of this Section 19 any Confidential Information about the transaction contemplated by this Agreement or the Property. Neither Sellers nor Buyers will, without the other Party’s prior written consent, disclose to any person other than a Qualified Person the terms and conditions of this Agreement or the transaction contemplated herein, including the fact that discussions or negotiations are taking place with respect thereto or the status thereof, or the fact that Confidential Information has been made available to Buyers. Notwithstanding anything herein to the contrary, Sellers and any parent company of Sellers may make a disclosure determined by any such parent company to be required by rules or regulations of the United States Securities and Exchange Commission or the New York Stock Exchange, including, but not limited to SEC Form 8-K disclosures and investor earning calls in connection with such disclosures.

(f)        Qualified Persons.   Buyers shall limit the disclosure of Confidential Information to those of its employees, officers, directors, consultants, attorneys, advisors and agents who need to have such information in order to evaluate the Property or the transaction contemplated by this Agreement (collectively the “Qualified Persons” and individually a “Qualified Person”). Buyers shall inform the Qualified Persons that the Confidential Information is proprietary to Sellers and must be held in confidence. Buyers shall request all Qualified Persons to take precautions to safeguard the confidential status of the Confidential Information. Buyers shall maintain the confidentiality and make a commercially reasonable effort to prevent accidental or other loss or disclosure of any Confidential Information of Sellers with at least the same degree of care as it uses to protect its own Confidential Information but in no event with less than reasonable care. In the event that Buyers become aware of an unauthorized disclosure of Sellers’ Confidential Information, Buyers shall promptly inform Sellers of such disclosure so that Sellers may have the opportunity to minimize the damage related to such disclosure.

(g)       Ownership of Confidential Information.  All Confidential Information will remain the exclusive property of Sellers except to the extent expressly included as part of the Property to be conveyed to Buyers pursuant to this Agreement or any of the Closing Documents. Sellers’ disclosure of Confidential Information will not constitute an express or implied grant to Buyers of any rights to or under Sellers’ patents, copyrights, trade secrets, trademarks or other intellectual property rights.

(h)       Notice of Unauthorized Use.  Buyers will notify Sellers promptly upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of the confidentiality provisions of this Agreement by Buyers of which Buyers become aware. If any unauthorized use or disclosure of Confidential Information results from a breach of the Agreement by Buyers, Buyers will cooperate with Sellers in every reasonable way to help Sellers regain possession of such Confidential Information and prevent its further unauthorized use.

(i)        Return or Destruction of Confidential Information.   Upon the written request of Sellers, Buyers will return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) promptly following termination of discussions or negotiations regarding the Property.

(j)        Injunctive Relief.    Buyers acknowledge that disclosure or use of Confidential Information in violation of this Section 19 would cause injury to Sellers for which monetary damages may be difficult to ascertain or an inadequate remedy. Buyers therefore agree that Sellers will have the right, in addition to their other rights and remedies, to seek injunctive relief for any violation of the confidentiality provisions of this Agreement, without bond or other security.

(k)        Scope; Termination.      This Agreement is intended to cover Confidential Information disclosed by Sellers prior to or subsequent to the date hereof. Buyers’ obligations with respect to the Sellers’ Confidential Information will survive for three (3) years following the termination of this Agreement; however, notwithstanding the foregoing, there will be no surviving limitations on Buyers’ right to disclose or use the Confidential Information in any way following the Closing of the transaction contemplated by this Agreement.

(l)         Third Party Information.    Buyers acknowledge that unless Sellers have actual knowledge of any materially adverse inaccuracy, falsity or incomplete nature of any Confidential Information or Property Document that is generated, gathered or prepared by a third party, (i) neither Sellers nor its agents are making any representation or warranty as to the accuracy, veracity or completeness of any Confidential Information or Property Document that is generated, gathered or prepared by a third party, and (ii) neither Sellers nor any of their respective officers, directors, members, employees, agents or controlling persons shall have any liability to Buyers or any of its Qualified Persons relating to or arising from the use of the Confidential Information or a Property Document that is generated, gathered or prepared by a third party.

(m)       Indemnified Parties.   For purposes of this Agreement, Indemnified Parties shall consist of Sellers, their successors, assigns, subsidiaries, affiliates, parents, officers, directors, agents, employees, principals, and consultants (the “Indemnified Parties”).

(n)        Release of Liability.  Buyers release and forever discharge the Indemnified Parties from and against any and all actions, costs, claims, losses, expenses, damages and liability (including reasonable attorneys’ fees) arising as a result of disclosure of Confidential Information by Buyers in violation or breach of this Agreement.

(o)        Indemnity.   Each of the Buyers shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all actions, costs, claims, losses, expenses, damages and liability (including attorneys’ fees) that arises as a result of disclosure of Confidential Information by such Buyer in violation or breach of this Agreement. The indemnity shall include all court costs and reasonable attorney’s fees (including attorney’s fees incurred in appellate actions) sustained by the Indemnified Parties, through trial and appeal. Buyers shall pay the reasonable cost of such defense, whether it shall be conducted by Buyers or by Indemnified Parties. If Buyers elect to defend such suit, Indemnified Parties may participate in such defense at their own discretion and at the expense of the Indemnified Parties that choose to participate.

20.       SELLERS’ REPRESENTATIONS AND WARRANTIES.   To induce Buyers to enter into this Agreement, Sellers hereby jointly and severally make the following representations and warranties to Buyers as of the Effective Date and again at Closing (except to the extent Sellers notify Buyers in writing pursuant to the last paragraph of this Section 20), and only as to the specific portion of the Property that is owned by each respective Seller:

(a)        Ownership of the Property.    Sellers are the sole owners of the Land and the Improvements, which they own in fee simple, and the sole holders of the lessee’s interest under the Rice Lease (subject to rights of the subtenant under the Sublease). As of the Closing Date, title to the Property will be free and clear of all Monetary Liens and encumbrances whatsoever, excepting the Permitted Title Exceptions and any obligations under the Equipment Leases. The general level of the Supply Inventories, Consumable Inventories and Tangible Personal Property shall not be materially reduced to the detriment of Purchaser between the Effective Date and the Closing Date, subject to sales, depletion and restocking in the ordinary course of business.

(b)        Leasehold Estate under the Rice Lease.   There are no uncured defaults by Sellers existing under the Rice Lease. To Sellers’ actual knowledge, no defaults were committed under the Rice Lease by any prior lessee thereunder that will give rise in the future to the exercise by the lessor under the Rice Lease of any right to terminate the Rice Lease or to evict the lessee under the Rice Lease. Neither Sellers nor any affiliate thereof has received from the lessor under the Rice Lease any notice of any alleged default under the Rice Lease that has not been remedied to such lessor’s satisfaction. Buyers have been provided with a true and complete copy of the Rice Lease, which is in full force and effect. All rent payable under the Rice Lease has been paid in full through the Effective Date. No percentage rent is payable under the Rice Lease given the current use of the Rice Parcel.

(c)        No Other Agreements or Instruments.   There are no currently effective written or oral agreements of any kind giving any other person the right to purchase the Property or any part thereof. In addition, there are no written or oral currently effective leases, licenses or other agreements granting any person the right to use or occupy any part of the Land and the Improvements for any purpose whatsoever, other than the Permitted Title Exceptions, the Tenant Leases that are described in the attached Schedule 1(l), the rights of the public to use and have access to the shoreline and other similar areas, any PASH or other protected native Hawaiian rights, and rights under golf and tennis play agreements.

(d)        Tenant Leases.   There are no material defaults under the Tenant Leases by either the landlord or, to Sellers’ knowledge, any tenant thereunder. Buyers have been provided with true and complete copies of the Tenant Leases. There are no security deposits being held (or required to be held) by Sellers or any affiliate thereof. Neither Sellers nor any affiliate thereof has given or received any notice of default with respect to any of the Tenant Leases.

(e)        Real Estate Taxes; Tax Protests; No Special Assessments.  Except as disclosed in the attached Schedule 20(e), Sellers have received no written notice of any proposed special assessment affecting the Land or the Improvements, or any formation of an improvement district that would give rise to a material special assessment being imposed on the Land or the Improvements.

(f)         No Condemnation Pending or Threatened; Access.    Sellers have received no notice of, and to the best of Sellers’ knowledge there are no, pending or threatened condemnation, eminent domain or similar proceedings that would have a material and adverse impact the Land, the Improvements, the Easements or any portion thereof. Sellers have no actual knowledge of any facts or circumstances that would result in termination of the current access to and from the Land.

(g)        Mechanics’ Liens.    Sellers have received no written notice of any pending or threatened mechanics’ or materialmen’s liens against the Land or the Improvements that will not be satisfied or eliminated at or prior to Closing. Sellers have paid or will pay prior to the Closing Date for all labor and other services that have been or may be performed and all materials that have been or may be furnished prior to the Closing Date to improve any part of the Land, the non-payment of which would give rise to the right to file a mechanic’s or materialman’s lien.

(h)       Encroachments.  To Sellers’ actual knowledge, with the exception of certain encroachments by the Kiele Golf Course onto airport land and three of the tennis courts onto adjoining hotel land, the encroachment by a garage at the Pali Kai cottages onto the Land, and the encroachment of certain storm sewer facilities onto the Land, and any other matters that are or would have been reflected in any updated survey obtained by Buyers (i) the Improvements do not encroach onto land adjoining the Land, or onto any appurtenant easements enjoyed by such land, and (ii) the improvements located on land adjoining the Land do not encroach onto the Land or the Easements.

(i)        Compliance With Laws.   With regard to any violation that would have a material and adverse impact against the Property, Sellers’ have received no written notice from any government, agency, body or subdivision thereof, or any employee or official thereof, stating that the Improvements or the current operation thereof have violated or are violating, any law, ordinance, rule, regulation, order or standard, including without limitation those relating to zoning, building, fire, health, safety, environmental control and protection, and access, or that any investigation has been commenced or is contemplated respecting any such possible violation, and Sellers have no actual knowledge of any such violation or investigation.

(j)        Organization and Good Standing.   Each Seller is duly organized, validly existing and in good standing under the laws of the state of its formation, with full power and authority to conduct its business as it is now being conducted, to own, lease and operate the properties and assets that it purports to own, lease and operate, and to perform all of its obligations under all contracts and agreements to which it is a party. Each Seller is also duly qualified to do business and, to the extent such concept is applicable in such jurisdictions, is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary.

(k)       Authority.   Subject to Section 45 of this Agreement, each Seller has full power and authority to execute, deliver and perform its obligations under this Agreement and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to this Agreement (collectively hereinbefore and hereinafter the “Transaction Documents”), and has taken all actions required by its respective articles of organization and operating agreement, or otherwise, to authorize the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. When so executed and delivered, this Agreement and the Transaction Documents will be valid and binding obligations of each Seller, enforceable in accordance with their terms.

(l)        No Conflicts.   This Agreement, the Transaction Documents, and the transactions contemplated by this Agreement and the Transaction Documents do not (i) conflict with or violate any provisions of the articles of organization and operating agreement of any Seller, or (ii) constitute a breach of or default under, or result in the creation of any lien, charge or other encumbrance or tax on or against, any assets, rights or property of any Seller, or (iii) give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, license, commitment, instrument or other agreement applicable to any Seller, or by which any Seller or its assets are bound, or (iv) conflict with or violate any restrictions of any kind to which any Seller or its respective assets are subject, or (v) violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any governmental agency or entity applicable to any of such entities which, in any of the foregoing events, would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents, or otherwise prevent Sellers from performing their respective obligations under this Agreement in any material respect.

(m)       Identification Numbers.   Kauai Lagoons LLC’s Employer Identification Number for federal tax reporting purposes is 20-4562569 and MORI Golf (Kauai) LLC’s Employer Identification Number for federal tax reporting purposes is 26-0341137. Kauai Lagoons LLC’s Hawaii General Excise Tax Number is W73194565-01 and MORI Golf (Kauai) LLC’s Hawaii General Excise Tax Number is W15985806-01.

(n)        FIRPTA.   No Seller is a foreign person within the meaning of Section 1445(f)(3) of the Code.

(o)        Labor Agreements.     All collective bargaining agreements in effect for the Property have been fully disclosed to Buyers and true and complete copies thereof have been furnished to Buyers.

(p)        No Hiring Commitments.    With the exception of (i) a hiring preference for contractors and residents of Kauai that has been requested by the County of Kauai, and (ii) a commitment in the Labor Agreements that Golf Club Owner (defined below) shall offer employment to all of the Existing Employees who are covered under the Labor Agreements, no other commitments have been made to any governmental authority, labor union, utility company, or other organization, group or individual relating to Sellers or the Property that would impose an obligation upon Buyers or the owner of the Property to hire any number or class of persons.

(q)        Labor Relations.    There are no unfair labor practice proceedings, complaints, charges of discrimination, administrative investigations or charges, lawsuits, arbitrations or grievance proceedings of any kind pending or, to Sellers’ actual knowledge, threatened against Sellers or any agent of Sellers and arising out of the operation of the Property or against the Master Resort Association. During the period commencing upon August 10, 2007 through the Effective Date, there has not been (i) any strike, slowdown, picketing or work stoppage by any employee of any Seller, (ii) any proceeding against or affecting any Seller which alleged a violation of any law, ordinance or regulation pertaining to labor relations, including without limitation any charge or complaint filed by an employee or union with the National Labor Relations Board, (iii) any application for the certification of a collective bargaining agent with respect to any employees of any Seller, (iv) any claim of employment discrimination based on race, sex, age, religion, national origin or other suspect classification, or (v) any claim of sexual harassment or misconduct, or (v) any claim of sexual harassment or misconduct, or (vi) any claim for underpayment of wages or miscalculation of work time under state or federal law.

(r)        Litigation.    Except as disclosed in the attached Schedule 20(r), there are no pending and, to Sellers’ actual knowledge, there are no threatened actions, suits, arbitrations, claims or proceedings, at law or in equity, by or against any Seller or affecting all or any portion of the Property, including without limitation judicial, municipal or administrative proceedings relating to eminent domain, unlawful detainer or eviction, collections, alleged violations of building, health, safety or zoning codes or practices, worker’s compensation, sexual harassment, personal injury, or property damage alleged to have occurred on the Land, or by reason of the condition or use of the Property, or in connection with Sellers’ ownership or operation of the Property.

(s)        Insurance.   Sellers will maintain in full force and effect though the Closing Date commercially reasonable policies of insurance pertaining to the Property (unless Sellers and Buyers jointly agree otherwise).

(t)         Consents.    To Sellers’ actual knowledge, other than the approval of the lessor under the Rice Lease, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or entity or any other third party is required to be obtained, made or filed by any Seller in connection with the execution and delivery of this Agreement or the Transaction Documents by Sellers or the consummation by Sellers of the transactions contemplated by this Agreement.

(u)        Other Possible Sales and Transfers.   No other person or entity has any right or option to purchase or acquire all or any part of the Property that has not been waived.

(v)        Service Contracts.     Sellers have received no written notice of any material defaults under the Service Contracts by any Seller. Buyers have been provided with true and complete copies of the Service Contracts. Neither Sellers nor any affiliate thereof has given or received any written notice of default with respect to any of the Service Contracts, and to Seller’s actual knowledge, no other parties thereto are in default thereunder.

(w)       Equipment Leases.    Sellers have paid all rent and other sums due under the Equipment Leases and no material defaults exist under the Equipment Leases. No Seller has received from any of the lessors under the Equipment Leases any written notices of alleged default thereunder. Buyers have been provided with true and complete copies of the Equipment Leases.

(x)        Intellectual Property.   Sellers are the sole owners of, and have not licensed any intellectual property rights and interests that pertain to, the names “Kauai Lagoons”, “Mokihana Golf Course”, and “Kiele Golf Course” (excluding internet domain names), and such intellectual property rights are free and clear of all monetary liens and encumbrances.

(y)        Environmental Representations.   Other than any Hazardous Substances (defined below) that have been used by Sellers on the Property in compliance with applicable Environmental Laws (defined below) and the Hazardous Substances commonly used in the operation and maintenance of golf courses similar to the Golf Club, Sellers hereby make the following representations to Buyers:

(i)        Sellers have not used the Land as a sanitary landfill or waste dump site, or for the treatment, storage or disposal of any Hazardous Substances except in accordance with all applicable Environmental Laws;

(ii)       To Sellers’ actual knowledge, no release of Hazardous Substances has occurred from or upon the Land, nor has any release of Hazardous Substances migrated from adjacent property onto the Land; and

(iii)      No Seller has received any written notice alleging that it, the Land or any of the Improvements are in violation of any Environmental Laws.

As used herein, “Hazardous Substances” is defined to include any substance that is regulated under any Environmental Laws (defined below) as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) in violation of any applicable Environmental Laws. As used herein, “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations, ordinances, codes, decrees, and binding rules promulgated by any applicable governmental authority with respect to Hazardous Substances and in effect on the Effective Date, including, without limitation, the following: (A) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq.; (B) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; (C) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; (D) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; (E) the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629; (F) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (G) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; and (H) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.

Sellers expressly decline to make any warranties or representations whatsoever with respect to the treatment, storage or disposal of hazardous materials on or about any portion of the Land or Rice Parcel prior to August 10, 2007 when Sellers acquired the Property, the compliance by any prior owner or owners of the Land with any environmental law, or any other matter, event or condition relating to the environmental condition of the Land or Rice Parcel prior to the time that Sellers acquired title thereto or a leasehold interest therein. Except for the limited express warranties that are set forth in Section 20(z) above, Buyers understand that they are buying the Land and leasehold estate in the Rice Parcel “as is” with respect to all environmental matters, and agree that they will satisfy themselves prior to the Closing as to all other environmental matters, including (i) the presence of any Hazardous Substances or other hazardous materials or other pollutants and (ii) compliance with all federal, state and local Environmental Laws.

References to “Sellers’ knowledge” or “Sellers’ actual knowledge” or “Seller has no knowledge” or any similar phrase implying a limitation on the basis of knowledge shall mean the actual, present, conscious knowledge of Donald Baarman and Tim Tansey, who are the persons most knowledgeable about the Property (the “Seller Knowledge Individuals”) on the Effective Date without any investigation or inquiry (provided that Sellers hereby confirm that the Seller Knowledge Individuals have read the representations and warranties of Sellers set forth in this Agreement), but such individuals shall not have any individual liability in connection herewith. Without limiting the foregoing, the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review any files or other information in the possession of Sellers, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Sellers set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals.

If any of the foregoing representations of Sellers in this Section 20 become materially inaccurate at any time after the Effective Date and before the Closing, Sellers shall promptly provide written notice to Buyers thereof. If any representation made in this Section 20 is materially inaccurate and Buyers are notified of such inaccuracy by Sellers or if such inaccuracy is discovered by Buyers before the Closing, and such inaccuracy materially and adversely affects the contemplated use and development of the Land, Buyers shall have the option of terminating this Agreement by giving written notice of such termination to Sellers within ten (10) Business Days after Buyers receive written notice of the inaccuracy. Immediately upon such termination, both Parties shall be released from all further liability under this Agreement other than any indemnifications that are intended to survive the termination of this Agreement and Title Company shall promptly release and return to Buyers the Earnest Money Deposit then held by Title Company. If Buyers close despite a material inaccuracy as described in this paragraph, Buyers shall be deemed to have waived such inaccurate representation.

(z)        Sellers hereby warrant and represent that the Service Contracts, Warranties, Licenses, Equipment Leases, Labor Agreements and Golf Play Agreements as of the Effective Date shall not be materially and adversely different than those in effect on the Closing Date, except as modified in accordance with Section 1(k).

21.       BUYERS’ REPRESENTATIONS AND WARRANTIES.    To induce Sellers to enter into this Agreement, Buyers hereby make the following representations and warranties to Sellers as of the Effective Date and again at Closing (except to the extent Buyers notify Sellers in writing pursuant to the last paragraph of this Section 21):

(a)        Organization and Good Standing.   Tower is a corporation validly existing and in good standing under the laws of the State of Hawaii, with full corporate power and authority to conduct its business as it is now being conducted, to own, lease and operate the properties and assets that it purports to own, lease and operate, and to perform all of its obligations under all contracts and agreements to which it is a party. Lifestyle is a limited liability company validly existing and in good standing under the laws of the State of Hawaii, with full corporate power and authority to conduct its business as it is now being conducted, to own, lease and operate the properties and assets that it purports to own, lease and operate, and to perform all of its obligations under all contracts and agreements to which it is a party.

(b)        Authority.   Each of the Buyers have full power and authority to execute, deliver and perform its obligations under this Agreement and will, as of the Closing Date, have the full power and authority to execute, deliver and perform its obligations under the Transaction Documents, and has or will have taken all actions required by its organizational documents to authorize the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. When so executed and delivered, this Agreement and the Transaction Documents will be valid and binding obligations of each of the Buyers, enforceable in accordance with their terms.

(c)        No Conflicts.   This Agreement, the Transaction Documents and the transactions contemplated by this Agreement and the Transaction Documents do not (i) conflict with or violate any provisions of the organizational documents of the Buyers, or (ii) constitute a breach of or default under, or result in the creation of any lien, charge or other encumbrance or tax on or against, any assets, rights or property of the Buyers, or (iii) give rise, with or without notice or lapse of time, to any third-party right of termination, cancellation, material modification or acceleration under any note, bond, mortgage, pledge, lien, lease, license, commitment, instrument or other agreement applicable to Buyers, or by which Buyers or their respective assets are bound, or (iv) conflict with or violate any restrictions of any kind to which Buyers or their respective assets are subject, or (v) violate any law, order, writ, judgment, award, statute, rule, regulation or decree of any governmental agency or entity applicable to Buyers that would prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents, or otherwise prevent Buyers from performing its obligations under this Agreement in any material respect.

(d)        Consents.      To Buyers’ actual knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or entity or any other third party is required to be obtained, made or filed by Buyers in connection with the execution and delivery of this Agreement or the Transaction Documents by Buyers, or the consummation by Buyers of the transactions contemplated by this Agreement or the Transaction Documents.

(e)        OFAC.      To Buyers’ actual knowledge, none of the Buyers nor any of their affiliates, nor any of their respective partners, members, shareholders or other equity owners, nor any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Buyers will not knowingly assign or otherwise transfer this Agreement to, contract with, otherwise engage in any dealings or transactions with, or otherwise be associated with any such restricted persons or entities.

(f)        Buyer Investigations.    Buyers are experienced purchasers and operators of real property such as the Property, and Buyers acknowledge and agree that Buyers have made, or will make prior to Closing, such independent investigations, inspections, analyses and research as Buyers have deemed necessary or appropriate (or, in the alternative, Buyers have elected at their risk not to make such investigations, inspections, analyses and research), concerning the condition, ownership, use and operation of the Property, including without limitation investigations, inspections, analyses and research of (i) present and future laws and restrictions concerning the use, location and suitability of the Property or any existing or proposed development or build-out or condition thereof, including, but not limited to, zoning, environmental and other such laws; (ii) the necessity and availability of any building permits, environmental impact reports, or any other governmental permits, approvals, entitlements or acts in respect of the Property (collectively the “Approvals”); (iii) the necessity or existence of any dedications, fees, charges, costs or assessments that may be imposed in connection with any laws or the obtaining of any Approvals; (iv) the economic value of the Property; (v) the seismic and structural integrity of the Improvements; (vi) any surface, soil, subsoil, geologic or ground water conditions or other physical conditions of or affecting the Property; (vii) the extent or condition of title to the Property and the extent of existing encumbrances against the Property, as reflected in the existing survey and the Title Commitment; (viii) the operation and management of the Property; (ix) any employment matters affecting the Property; and (x) the presence, use, transportation or storage of Hazardous Substances on, over, under or near the Property; provided, however, that such investigations, inspections, analyses and research by Buyers will include Buyers’ review of the Property Documents and the other information about the Property that is disclosed to Buyers in the Schedules that are attached to this Agreement, and subject to the express qualifications set forth in this Agreement, Buyers shall be entitled to rely on the information contained in the Property Documents and such Schedules in conducting their evaluation of the Property.

(g)        No Reliance.    Subject to the representations and warranties set forth in this Agreement and in the Transaction Documents: (i) Buyers are relying solely upon their own inspections, investigations, research and analyses of the matters set forth in Section 21(f) above and their own verification of the validity, accuracy and relevance of the portion of the Property Documents that were prepared by third parties; and (ii) Sellers shall have no liability with respect to the accuracy or completeness of any portion of the Property Documents prepared by third parties.

(h)        As-is    Transaction.         SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN SECTION 20, AND IN ANY TRANSACTION DOCUMENTS DELIVERED BY SELLERS TO BUYERS AT THE CLOSING, BUYERS AGREE THAT: (I) BUYERS SHALL ACCEPT THE PROPERTY IN ITS PRESENT STATE AND CONDITION AND “AS-IS WITH ALL FAULTS”; (II) UNLESS OTHERWISE PROVIDED IN ANY AGREEMENT BETWEEN A SELLER OR SELLERS AND A BUYER OR BUYERS, SELLERS SHALL NOT BE OBLIGATED TO DO ANY RESTORATION, REPAIRS OR OTHER WORK OF ANY KIND OR NATURE WHATSOEVER ON THE PROPERTY AND SELLERS SHALL NOT BE RESPONSIBLE FOR ANY WORK ON OR IMPROVEMENT OF THE PROPERTY NECESSARY (A) TO CAUSE THE PROPERTY TO MEET ANY APPLICABLE HAZARDOUS WASTE LAWS, OR (B) TO REPAIR, RETROFIT OR SUPPORT ANY PORTION OF THE IMPROVEMENTS DUE TO THE SEISMIC OR STRUCTURAL INTEGRITY (OR ANY DEFICIENCIES THEREIN) OF THE IMPROVEMENTS, AND (III) NO PATENT OR LATENT CONDITION AFFECTING THE PROPERTY IN ANY WAY, WHETHER OR NOT KNOWN OR DISCOVERABLE OR DISCOVERED AFTER THE CLOSING DATE, SHALL AFFECT BUYERS’ OBLIGATION TO PURCHASE THE PROPERTY OR TO PERFORM ANY OTHER ACT OTHERWISE TO BE PERFORMED BY BUYERS UNDER THIS AGREEMENT, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY ACTION, PROCEEDING, CLAIM OR RIGHT OF

DAMAGE OR RESCISSION AGAINST SELLERS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.

(i)        No Other Representations.    Except as otherwise set forth in this Agreement (including without limitation in the documents and agreements that are attached as Schedules to this Agreement), or in the Property Documents, or in any of the Transaction Documents, neither Sellers nor any of their affiliates, nor any of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers, managers, employees, attorneys, accountants, contractors, consultants, agents or representatives, nor any person purporting to represent any of the foregoing, have made any representation, warranty, guaranty, promise, projection or prediction whatsoever with respect to the Property or the business conducted thereon, written or oral, express or implied, arising by operation of law or otherwise, including without limitation any warranty of merchantability or fitness for a particular purpose, or any representation or warranty as to (a) the condition, safety, quantity, quality, use, occupancy or operation of the Property, (b) the past, present or future revenues or expenses with respect to the Property, (c) the compliance of the Property or any business conducted thereon with any zoning requirements, building codes or other applicable law, including without limitation the Americans with Disabilities Act of 1990, or (d) the accuracy of any environmental reports or other data or information set forth in the Property Documents provided to Buyers which were prepared by third parties for or on behalf of Sellers; or (e) any other matter relating to the Sellers, the Property, or the business conducted thereon or the development thereof.

References to “Buyers’ actual knowledge” or “Buyers’ knowledge” or any similar phrase implying a limitation on the basis of knowledge shall mean the actual, present, conscious knowledge of Edward Bushor, who is the person most knowledgeable about the Property (the “Buyer Knowledge Individual”) on the Effective Date without any investigation or inquiry (provided that Buyers hereby confirm that the Buyer Knowledge Individual has read the representations and warranties of Buyers set forth in this Agreement), but such individual shall not have any individual liability in connection herewith. Without limiting the foregoing, the Buyer Knowledge Individual has not performed and is not obligated to perform any investigation or review any files or other information in the possession of Buyers, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Buyers set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Buyer Knowledge Individual or of any other individual or entity, shall be imputed to the Buyer Knowledge Individual.

If any of the foregoing representations of Buyers become untrue at any time after the Effective Date and before the Closing, Buyers shall promptly provide written notice to Sellers thereof, and if Sellers close despite such written notice, Sellers shall be deemed to have waived such untrue representation.

22.       CLUB STORAGE.   All golf clubs and other property that has been checked with or left in the care of MORI Golf (Kauai), LLC at the Golf Club shall be inventoried and tagged jointly by MORI Golf (Kauai), LLC and the Buyer designated to take title to the Golf Club property immediately before the Closing. Buyers shall indemnify, defend and hold MORI Golf (Kauai), LLC harmless from and against all claims, losses and liabilities with respect to items included in the inventory that are lost or damaged after the Closing. MORI Golf (Kauai), LLC shall indemnify, defend and hold Buyers harmless against all claims, losses and liabilities with respect to items not included in the inventory and items that were lost or damaged prior to the Closing. The indemnities contained herein shall survive the Closing.

23.        POST-CLOSING GOLF COURSE USAGE.   By no later than the expiration of the Due Diligence Period, the Parties shall cooperate to negotiate the terms of a golf access agreement that will become Schedule 23 to be attached to this Agreement upon completion and approval, and which shall be executed at Closing and which shall address golf access, priority tee times, and rates for the owners of the Retained Property.

24.        BROKER’S COMMISSIONS.   Sellers have executed an Exclusive Listing Agreement (the “Listing Agreement”) with Colliers International HI, LLC (“Colliers”) for the sale of the Property. Any brokerage commission or fee owed to Colliers pursuant to the terms of such Listing Agreement shall be the sole responsibility of Sellers. Other than Colliers, Sellers and Buyers hereby warrant and represent to each other that no broker or agent is or will be owed a fee or commission with respect to the procurement or closing of this transaction as a result of the act or omission of the indemnifying Party or any affiliate thereof, and each agrees that it will indemnify, defend and hold the other and its affiliates harmless from and against all causes of action, claims and demands for such a fee or commission arising out of the act or omission of the indemnifying Party or any affiliate thereof.

25.        DAMAGE OR DESTRUCTION OF THE PROPERTY.    Sellers shall bear all risks for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause (a “Casualty”) until the Closing. Immediately after Sellers have received notice of the occurrence of any Casualty between the date hereof and the Closing, Sellers shall give Buyers written notice thereof (a “Casualty Notice”), which Casualty Notice shall state the type, location and amount of damage to the Property and Seller’s good faith estimate of the cost to complete repairs of such Casualty.

(a)        If prior to the Closing such a Casualty shall occur and the cost to complete repairs of such Casualty shall be greater than or equal to twenty percent (20%) of the portion of the Purchase Price hereunder allocated thereto with respect to each portion of the Property, as such cost is determined by the insurance adjuster assigned the review of the claim, then in any such event, Sellers may, at its sole option, either (i) terminate this Agreement in its entirety, by written notice to Buyers (any such notice, a “Casualty Termination Notice”), (ii) elect to repair the Casualty, in which event Buyers shall be obligated to timely close on all portions of the Property not impacted by the Casualty, and in which event the closing on the portion of the Property impacted by the Casualty shall be extended for a reasonable amount of time in which Sellers shall diligently proceed with such repairs, or (iii) provide Buyer with a credit for the cost of repairs or assign the insurance proceeds for such Casualty to Buyer, in which event the closing on the Property shall proceed as set forth in this Agreement. Sellers’ election in accordance with the prior sentence shall be made within thirty (30) days after the Casualty and shall be made in writing to Buyers. In the event Sellers elect to terminate this Agreement, this Agreement shall be null and void, the Earnest Money Deposit shall be returned to Buyers and neither Party shall have any further liability or obligations to the other (except as specifically provided in this Agreement).

(b)        If prior to the Closing such a Casualty shall occur and the cost to complete repairs of such Casualty shall be less than twenty percent (20%) of the portion of the Purchase Price hereunder allocated thereto with respect to each portion of the Property, as such cost is determined by the insurance adjuster assigned the review of the claim, then neither Party shall have the right to termination this Agreement, and in any such event, Sellers may, at its sole option, either (i) elect to repair the Casualty, in which event Buyers shall be obligated to timely close on all portions of the Property not impacted by the Casualty, and in which event the closing on the portion of the Property impacted by the Casualty shall be extended for a reasonable amount of time in which Sellers shall diligently proceed with such repairs, or (ii) provide Buyer with a credit for the cost of repairs or assign the insurance proceeds for such Casualty to Buyer, in which event the closing on the Property shall proceed as set forth in this Agreement. Sellers’ election in accordance with the prior sentence shall be made within thirty (30) days after the Casualty and shall be made in writing to Buyers.

26.        EMINENT DOMAIN.     If prior to the Closing any part of the Property is taken or threatened to be taken by any governmental authority under the power of eminent domain which taking shall result in a material and adverse effect on the remaining portion of the Property, Buyers shall have the option of terminating this Agreement by giving written notice of that termination to Sellers prior to the Closing and not later than ten (10) Business Days after Buyers receive notice from Sellers of the taking or threatened taking. If Buyers elect to proceed with this transaction, the purchase consideration payable by Buyers to Sellers pursuant to Section 2 of this Agreement shall be reduced by the total awards or other proceeds received by Sellers at or prior to the Closing with respect to any such taking, and at the Closing Sellers shall assign to Buyers all rights of Sellers in and to all awards and other proceeds payable thereafter by reason of any taking relating to the Property. Otherwise, the risk of any condemnation or taking of any part of the Property under the power of eminent domain shall be on Sellers until the Closing.

27.        COOPERATION; NON-DISPARAGEMENT.         Buyers and Sellers will reasonably cooperate with each other in every way and will exercise good faith efforts in carrying out the transactions contemplated herein, in obtaining all required approvals, authorizations, and clearances, and in delivering all documents, instruments, or copies thereof or other information deemed reasonably necessary or useful by the other Parties. Such cooperation shall include, without limitation, the execution and delivery before or after the Closing of such further instruments in writing that may be reasonably requested by a Party to evidence or complete the transactions contemplated by this Agreement. Post closing cooperation among the Parties may include the execution of easements or other documents necessary to assure the Retained Property has adequate and reasonable access to utilities, public roadways, and other infrastructure reasonably necessary for the use, development and ownership of the Retained Property.

Sellers and Buyers further covenant to each other that neither they nor their affiliates will knowingly and intentionally disparage the other or their affiliates, or the acts or omissions thereof with respect to the Kauai Lagoons Resort. Buyers and Sellers, as the case may be, shall be responsible for any failure by any affiliate thereof to comply with the foregoing.

28.        NOTICES.     All notices, demands, requests, consents, approvals and other communications that are required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally or sent either by facsimile transmission, by overnight delivery service, or by registered or certified mail with return receipt requested and postage prepaid, and addressed to the Party to be notified at the following address, or to such other address as that Party shall have specified most recently by like notice:

If to Sellers, then to:

Mr. Donald L. Baarman

Marriott Ownership Resorts, Inc.

6649 Westwood Boulevard, Suite 500

Orlando, Florida 32821

Fax: (407) 206-6262

With a copy to:

Sean Roberts, Esq.

Marriott Ownership Resorts, Inc.

6649 Westwood Boulevard, Suite 500

Orlando, Florida 32821

Fax: (407) 206-6262

With a copy to:

John Melicharek, Jr., Esq.

Jessica P. Malchow, Esq.

Baker & Hostetler, LLP

200 South Orange Avenue

Suite 2300

Orlando, Florida 32801

Fax: (407) 841-0168

If to Buyers, then to:

Mr. Edward Bushor

Tower Development

1050 Bishop Street Suite 530

Honolulu, Hawaii 96813

Fax: (808)

With a copy to:

Michael L. Lam, Esq.

Case Lombardi & Pettit A Law Corporation

Pacific Guardian Center, Mauka Tower

737 Bishop Street, Suite 2600

Honolulu, HI 96813

(808) 547-5400

(808) 523-1888 (fax)

E-mail:  mlam@caselombardi.com

In all cases the notice shall be deemed to have been given on the date of its receipt by the addressee.

29.       ASSIGNMENT.   Except as set forth below, this Agreement may not be assigned by Buyers without the prior written consent of Sellers, which may be withheld in Sellers’ sole and absolute discretion. Notwithstanding the previous sentence, either of the Buyers may assign this Agreement and all of such Buyer’s rights and obligations hereunder, without Sellers’ prior written consent, if such assignment is to a wholly owned subsidiary of such assigning Buyer; provided however, that said assignee agrees to assume this Agreement and all obligations of Buyers hereunder, whether arising before or after the assignment, pursuant to a written assignment and assumption agreement in form and substance reasonably acceptable to Sellers, which written assignment and assumption agreement must be fully executed and delivered to Sellers within a reasonable time prior to Closing in order to provide sufficient time for the finalization of documents in preparation for a timely closing. In the event of an assignment, the Buyers specifically named in this Agreement shall not be released from any of their obligations hereunder and shall remain jointly liable with all assignees for all Buyers’ obligations under this Agreement. The terms “Buyers” and “Sellers” as used in this Agreement shall include their respective permitted successors and assigns.

30.       REMEDIES REGARDING REPRESENTATIONS AND WARRANTIES.

(a)       If any Party (the “Notifying Party”) gives written notice to any other Party (the “Receiving Party”) prior to the Closing that any of representations and warranties of such Receiving Party set forth in this Agreement have been found to be untrue or incorrect in any material respect, as provided in the last paragraphs of Section 20 of this Agreement, and if the matter is susceptible to being cured or corrected so that the representation or warranty as given in this Agreement is then true and correct, Receiving Party shall make a diligent, good faith effort to cure or correct the same before the Closing, and the Closing shall be postponed until five (5) Business Days following Notifying Party’s receipt of proof satisfactory to Notifying Party that such matters have been cured or corrected, but in any event such postponement shall not be more than fifteen (15) days unless Notifying Party agrees to a further extension in Notifying Party’s sole discretion. If Receiving Party is unable or unwilling to cure or correct the same within fifteen (15) days after the scheduled Closing Date, or such longer period as Notifying Party may approve, Notifying Party shall have the option either to waive the same and close this transaction or to terminate this Agreement. In the event Notifying Party elects to terminate this Agreement pursuant to this Section 30, Title Company shall promptly release and return the Earnest Money Deposit to Buyers and none of the Parties shall thereafter have any further rights or liabilities under this Agreement, except that (i) Receiving Party shall pay the expenses of escrow and (ii) those obligations expressly set forth in this Agreement to survive the Closing or the termination of this Agreement shall survive such termination. In the event that Notifying Party elects to waive Receiving Party’s incorrect representations and warranties and close this transaction, such waiver shall be deemed to include any and all claims associated with the same, including any post-closing survivability or post-closing indemnity related to the same.

(b)        The representations and warranties of each of the Parties shall survive the Closing for a period of six (6) months, and each Party (each an “Indemnifying Party”) shall indemnify, defend and hold the other Parties (each an “Indemnified Party”) harmless from and against any loss, damage, liability, claim, cost or expense (including without limitation reasonable attorneys’ fees) that may be incurred by or asserted against each Indemnified Party and which arise from a breach of the Indemnifying Party’s representation or warranty. To the extent each Indemnified Party is seeking indemnification or damages for a breach of any of the Indemnifying Party’s representations or warranties, each Indemnified Party will be entitled to indemnification or damages only for those matters as to which each Indemnified Party has given written notice thereof to the Indemnifying Party prior to the expiration of the six (6) month period following the Closing.

(c)        Notwithstanding any other provision contained in this Section 30 to the contrary, (i) Sellers shall be obligated to indemnify and hold Buyers harmless with respect only to Claims caused by one or more breaches of Sellers’ warranties and representations which in the aggregate exceeds three percent (3%) of the Purchase Price (after which Sellers’ liability for valid claims shall begin from zero), (ii) Buyers shall have no right to file an action for rescission in connection with any breaches of Seller’s covenants, representations or warranties, and (iii) each of the Sellers’ liability to Buyers with respect to any and all breaches of such individual Seller’s covenants, representations or warranties shall not exceed the Purchase Price allocable to each such Seller, and Buyers hereby waive any damages, costs and expenses in excess of said limitation. In addition, in no event shall Sellers be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claim except those of third parties against which Sellers have indemnified Buyers. In the event that Buyers actually recover any insurance proceeds or any indemnity, contribution or other similar payment from any insurance company, tenant, or other third party for damages against which Sellers indemnified and actually paid Buyers under this Agreement, then to the extent Buyers’ damages did not exceed the amount paid by Sellers to Buyers, Buyers shall promptly reimburse Sellers to the extent of any such double recovery. In the event that Buyers actually recover any insurance proceeds or any indemnity, contribution or other similar payment from any insurance company, tenant, or other third party for damages against which Sellers indemnified and actually paid Buyers under this Agreement, then to the extent Buyers’ damages did not exceed the amount paid by Sellers to Buyers, Buyers shall promptly reimburse Sellers to the extent of any such double-recovery, less any reasonable attorneys’ fees and other costs of recovery incurred by Buyers.

(d) EXCEPT AS SET FORTH HEREIN, BUYERS AND ANYONE CLAIMING BY, THROUGH OR UNDER BUYERS HEREBY WAIVES THEIR RIGHT TO RECOVER FROM AND FULLY AND IRREVOCABLY RELEASES SELLERS, AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, AFFILIATES, PARENT, SUBSIDIARIES, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ON THEIR

BEHALF (“RELEASED PARTIES”) FROM ANY AND ALL CLAIMS THAT EACH HAS OR MAY HAVE AGAINST ANY OF THE RELEASED PARTIES FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSES, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY MATTERS AFFECTING THE TRANSFERRED PROPERTY, OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, THE EXISTING DEBT DOCUMENTS, SIGNAGE RIGHTS, ENTITLEMENTS, ZONING, PARKING, TITLE DOCUMENTS OR DEFECTS, CONSTRUCTION DEFECTS, ANY AND ALL VIOLATIONS OF APPLICABLE LAW INCLUDING VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990 AND ALL ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL LIABILITIES, WHETHER NOW KNOWN OR UNKNOWN TO BUYERS. THIS RELEASE INCLUDES CLAIMS OF WHICH BUYERS ARE PRESENTLY UNAWARE OR WHICH BUYERS DO NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYERS, WOULD SIGNIFICANTLY AFFECT BUYERS’ RELEASE TO SELLERS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYERS EXPRESSLY WAIVE ANY AND ALL RIGHTS CONFERRED UPON ANY OF THEM BY ANY STATUTE OR RULE OF LAW WHICH PROVIDES THAT A RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CLAIMANT DOES NOT KNOW OR SUSPECT TO EXIST IN THEIR FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY ANY OF THEM MUST HAVE SIGNIFICANTLY AFFECTED THEIR SETTLEMENT WITH THE RELEASED PARTY, INCLUDING, WITHOUT LIMITATION, ANY PROVISIONS SIMILAR TO THE FOLLOWING: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THEIR FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY ANY OF THEM MUST HAVE SIGNIFICANTLY AFFECTED THEIR SETTLEMENT WITH THE DEBTOR.”

IN THIS CONNECTION AND TO THE EXTENT PERMITTED BY LAW, AND EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYERS HEREBY AGREE, REPRESENT AND WARRANT, WHICH REPRESENTATION AND WARRANTY SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE CLOSING, THAT BUYERS REALIZE AND ACKNOWLEDGE THAT FACTUAL MATTERS NOW UNKNOWN TO THEM MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND BUYERS FURTHER AGREE, REPRESENT AND WARRANT, WHICH REPRESENTATION AND WARRANTY SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE CLOSING, THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT BUYERS NEVERTHELESS HEREBY INTEND TO RELEASE, DISCHARGE AND ACQUIT SELLERS, EXCEPT AS EXPRESSLY SET FORTH HEREIN, FROM ANY SUCH UNKNOWN CLAIMS WHICH MIGHT IN ANY WAY BE INCLUDED AS A PORTION OF THE CONSIDERATION GIVEN TO SELLERS BY BUYERS IN EXCHANGE FOR SELLERS’ PERFORMANCE HEREUNDER.

The foregoing waivers and releases shall not apply to any of the representations, warranties, covenants, indemnities or other matters expressly contained in this Agreement, or in any of the closing documents delivered by Sellers.

31.       REMEDIES UPON CERTAIN DEFAULTS.

(a)        Buyers’ Pre-Closing Default.     Due to the fluctuation in land values, the unpredictable state of the economy and of governmental regulations, the fluctuating money market for real estate loans of all types, and other factors which directly affect the value and marketability of the Property, the Parties recognize that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Sellers in the event of Buyers’ failure to perform their obligations under this Agreement. Accordingly, the Parties agree that a reasonable estimate of Sellers’ damages in such event is the amount of the Earnest Money Deposit, and in the event of Buyers’ failure to perform their obligations under this Agreement to purchase the Property, so long as such failure is not caused by (i) the failure of any condition precedent to Buyers’ obligation under this Agreement to purchase the Property, (ii) a default by Sellers under this Agreement, or (iii) Buyers’ termination of this Agreement in accordance with its terms, Sellers shall, as their sole remedy, after reasonable written notice to Buyers and opportunity for Buyers to cure such failure, be entitled to receive and retain such sum as liquidated damages. Upon the occurrence of an event entitling Sellers to retain the Earnest Money as liquidated damages, Buyers hereby waive and release all rights to purchase the Property and upon demand from Sellers, Buyers agree to evidence such waiver and release in written form reasonably satisfactory to Sellers. Retention of such amount by Sellers shall constitute liquidated damages to Sellers.

(b)        Sellers’ Pre-Closing Default.     If Sellers fails to perform any of their obligations under this Agreement that arise on or prior to the Closing Date for any reason except the failure of any condition precedent to Sellers’ obligations under this Agreement, then Buyers shall have the right, after reasonable written notice to Sellers and opportunity for Sellers to cure such failure, to exercise any one of the following as their sole and exclusive remedy: (i) terminate this Agreement by giving Sellers written notice of such election prior to or at the Closing, whereupon Title Company shall promptly return the Earnest Money Deposit to Buyers, and Sellers shall, within thirty (30) days after receipt of notice and supporting documentation from Buyers, reimburse Buyers for Buyers’ reasonable out of pocket actual and documented expenses or (ii) seek specific performance on the part of Sellers under the terms of this Agreement, including without limitation payment by Buyers of the full purchase price, only to the extent that Buyers can demonstrate that they had fully complied with all their obligations hereunder, including without limitation signing, acknowledging where necessary and depositing with Title Company all documents required for Closing and depositing with Escrow Holding all funds to be paid by Buyers at Closing. Buyers specifically disclaim any claims for monetary damages of any kind except as expressly set forth herein.

(c)        Litigation Costs.     If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the substantially prevailing Party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other Parties.

 32.       NO THIRD PARTY BENEFICIARIES.   Nothing in this Agreement is intended or shall be construed to create or confer any rights or remedies upon any person or entity other than the Parties and, subject to any restrictions on assignment that are contained herein, their respective successors and assigns.

33.       ENTIRE AGREEMENT.      This document constitutes the entire agreement between the Parties and supersedes all prior or contemporaneous discussions, representations or agreements relating to the subject matter. No amendments, modifications or additions to this Agreement shall be made or be binding on any Party unless made in writing and signed by each Party. All Schedules that are attached to this Agreement are incorporated herein by this reference.

34.       SEPARABILITY OF PROVISIONS.   If any part of this Agreement is held to be invalid or unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect, unless the invalid or unenforceable provision results in a material adverse consequence to a Party, in which case this Agreement may be terminated by such affected Party.

35.       HEADINGS AND PRONOUNS.   The headings to the sections in this Agreement have been inserted for convenience of reference only and shall in no way modify or restrict any provision hereof or be used to construe any of such provisions. Any pronoun used herein shall include all other numbers and genders, as the context or the number and gender of its antecedent may require.

36.       NO MERGER.      All warranties, representations, obligations, covenants and agreements contained in this Agreement shall survive the Closing and shall not be merged with any instruments delivered by and between Sellers and Buyers.

37.       PERSONS BOUND.   This Agreement shall inure to the benefit of and bind the undersigned and their respective successors and permitted assigns. The Effective Date of this Agreement set forth hereinabove shall be the date on which it was last accepted and executed by Buyers or Sellers.

38.       INTERPRETATION.   Each Party acknowledges that it has been represented and advised by legal counsel in the negotiation and legal effects of this Agreement and acknowledges that it has caused this Agreement to be reviewed and approved by legal counsel of its own choosing. No negotiations concerning or modifications made to prior drafts of this Agreement shall be construed in any manner to limit, reduce or impair the rights, remedies, duties and obligations of the Parties under this Agreement, or to restrict or expand the meaning of any of the provisions of this Agreement, or to construe any of the provisions of this Agreement in any Party’s favor. No Party shall be deemed to be the drafter of this Agreement and no term or provision of this Agreement may be construed against any Party on that basis.

39.       TIME IS OF ESSENCE; COMPUTATION OF PERIODS.     Time is of the essence as to every provision of this Agreement.

40.       GOVERNING LAW.   The interpretation, construction and enforcement of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Hawaii. Any judicial proceeding brought by any of the parties against any other party to this Agreement on any dispute arising out of this Agreement, the Transaction Documents, the Property or any matter related thereto shall be brought in Hawaii.

41.       ALTERNATIVE DISPUTE RESOLUTION.

(a)        The Parties agree for themselves and each of their respective shareholders, trustees, beneficiaries, directors, officers, employees and agents, that any controversies, disputes, or claims between the Parties arising from or relating to this Agreement (individually, a “Dispute”, and collectively, the “Disputes”) may, upon the agreement of the Parties that are involved in the Dispute, be resolved in accordance with this Section 41.

(b)        If any Party gives notice to the other Parties of the existence of a Dispute, then, commencing within five (5) days after the date of such notice, the Parties shall, through their senior business representatives and (if they so desire) counsel, negotiate in good faith for a period of at least twenty (20) days in an effort to resolve the Dispute. If the Parties are unable to resolve the Dispute within such twenty (20) day period, then the Parties shall submit the Dispute to mediation with a licensed mediator that has significant experience in mediating matters similar to the Dispute and who is approved by both Parties in their reasonable discretion, the costs of such mediation to be shared equally by the Parties. If the Parties are unable to resolve the Dispute within thirty (30) days after the matter is submitted to mediation, then the Dispute shall be subjected to final and binding arbitration through Dispute Prevention and Resolution, Inc. of Honolulu. The arbitration proceedings shall be held in Honolulu, Hawaii. The arbitration shall be governed exclusively by the United States Arbitration Act (9 U.S.C. Sections 1 et seq.) or any successor law, without reference to any state arbitration statutes.

(c)        The arbitration proceedings will be conducted by one (1) arbitrator and, except as this Section otherwise provides, according to the American Arbitration Association’s (the “AAA”) then current commercial arbitration rules, and the arbitration shall be sponsored by the AAA. The arbitrator selected shall be a third-party individual: (a) having not less than ten years’ experience in the real estate industry or at least twenty years’ consulting experience with a solid reputation in the real estate industry; (b) not having had any direct or indirect relationship with any Party or its affiliates during the preceding five (5) year period, except to the extent disclosed and accepted by the other Parties; and (c) having demonstrated knowledge of the market where the Property is located. The arbitrator has the right to award any relief that he or she deems proper, including money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys’ fees and costs, provided that the arbitrator may not declare any trademark generic or otherwise invalid or award any punitive, exemplary, or treble or other forms of multiple damages against any Party. The award of the arbitrator shall be conclusive and binding upon all Parties to the Dispute and judgment upon the award may be entered in any court of competent jurisdiction.

(d)        The Parties agree that arbitration will be conducted on an individual, not a class wide, basis; that only the Parties (and their affiliates and its and their respective officers, directors, agents, and employees, as applicable) may be the parties to any arbitration proceedings described in this Section; and that an arbitration proceeding between the Parties (and their affiliates and its and their respective owners, officers, directors, agents, and employees) under this Agreement may not be consolidated with any other arbitration proceeding between the Parties. Notwithstanding the foregoing or anything to the contrary in this Section, if any court or arbitrator determines that all or any part of the preceding sentence is unenforceable with respect to a dispute that otherwise is subjected to arbitration under this Section, then all Parties agree that this arbitration clause shall not apply to that Dispute and that such Dispute shall be resolved in a judicial proceeding.

(e)       THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD ANY PUNITIVE OR EXEMPLARY DAMAGES OR TO VARY OR IGNORE THE TERMS OF THIS AGREEMENT, AND SHALL BE BOUND BY CONTROLLING LAW. THE ARBITRATOR’S FAILURE TO APPLY CONTROLLING LAW OR ENTRY OF A DECISION THAT IS NOT BASED ON SUBSTANTIAL EVIDENCE IN THE RECORD SHALL BE GROUNDS FOR MODIFYING OR VACATING AN ARBITRATION DECISION.

(f)        Notwithstanding anything to the contrary in this Section 41, the Parties shall have the right to commence litigation or other legal proceedings without seeking alternative dispute resolution with respect to any claims (a) relating to trademarks, (b) relating to emergency or injunctive relief, or (c) relating to the enforcement of the dispute resolution provisions of this Agreement. In furtherance of the foregoing, each Party acknowledges and agrees that (i) a Party shall have the right to seek to obtain injunctive relief without bond, but upon notice required under applicable legal requirements (an “Enjoining Party”); and (ii) such injunctive relief shall be in addition to such further and other relief as may be available to an Enjoining Party or its affiliates at law or in equity.

42.       COUNTERPART AND FACSIMILE SIGNATURES.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) shall be considered as an “original” signature page for purposes of this Agreement.

43.       WAIVER OF TRIAL BY JURY.   Sellers and Buyers each hereby waive their right to a trial by jury in any litigation or other court proceeding with respect to any matter arising from or in connection with this Agreement. The provisions of this Section 43 shall survive the Closing or the termination of this Agreement.

44.       COMPUTATION OF TIME PERIODS.   The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day, until 4:00 p.m. Hawaii Standard Time. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday, at 4:00 p.m. Hawaii Standard Time. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “Business Day” or “Business Days” shall mean any day that is not a Saturday, Sunday or state or federal holiday in either Honolulu, Hawaii or Orlando, Florida.

45.       BOARD APPROVALS REQUIRED.   Buyers acknowledge that this Agreement remains subject to the review and approval of the Board of Directors for the publically traded parent corporation of the Sellers (collectively the “Board”). Sellers shall endeavor to obtain such approval on or before June 10, 2014 (the “Board Approval Deadline”), and shall promptly notify Buyers of such approval. However, in the event this Agreement is disapproved by the

Board or Sellers fail to obtain such approval on or before the Board Approval Deadline, this Agreement shall automatically terminate and have no further force or effect, the Earnest Money Deposit shall be promptly returned to Buyers, and the Parties shall have no further obligations under this Agreement.

46.       FUTURE COOPERATION.   The Parties acknowledge that Sellers’ and Buyers’ development and operation of their respective properties post Closing may result in the need for the granting of additional easements or other rights over each other’s property, cooperation in the operation and care for their respective properties, and transition of numerous operational aspects of the Resort between the Parties. To that end, the Parties hereby agree to reasonably cooperate in good faith with each other’s commercially reasonable requests for such easements or other rights, cooperation and accommodations, at no charge.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Buyers and Sellers have each executed this Agreement or have caused it to be executed by a duly authorized officer, member or manager, as appropriate, to be effective on the date set forth above.

TOWER DEVELOPMENT INC.

By	/s/ Edward Bushor

Printed:	Edward Bushor

Its:	President

LIFESTYLE RETAIL PROPERTIES LLC

By:	/s/ Edward Bushor

Printed:	Edward Bushor

Its:	President

KAUAI LAGOONS, LLC

By	/s/ Donald L. Baarman

Printed:	Donald L. Baarman

Its	Vice President

MORI GOLF (KAUAI), LLC
By	/s/ Donald L. Baarman

Printed:	Donald L. Baarman

Its:	Vice President

First American Title Insurance Company, the “Title Company” under this Agreement, hereby joins in the execution of this Agreement for purposes of acknowledging the instructions that are given to it in this Agreement.

First American Title Insurance Company

By:

Printed:

Its:

SCHEDULE 1 - LEGAL DESCRIPTION

See attached

Lot #	Tax Map Key #	Kauai County Subdivision File No.	Surveyor’s Certificate Doc. No.	Exclusions

PARCEL 1
100	4-3-5-004-100	S-2008-24	2008-191171
101	4-3-5-004-101	S-2008-24	2008-191171
102	4-3-5-004-102	S-2008-24	2008-191171
103	4-3-5-004-103	S-2008-24	2008-191171
104	4-3-5-004-104	S-2008-24	2008-191171
105	4-3-5-004-105	S-2008-24	2008-191171
106	4-3-5-004-106	S-2008-24	2008-191171
107	4-3-5-004-107	S-2008-24	2008-191171
108	4-3-5-004-108	S-2008-24	2008-191171
109	4-3-5-004-109	S-2008-24	2008-191171
200	4-3-5-004-200	S-2009-6	2009-107148
201	4-3-5-004-201	S-2009-6	2009-107148
202	4-3-5-004-202	S-2009-6	2009-107148
203	4-3-5-004-203	S-2009-6	2009-107148
204	4-3-5-004-204	S-2009-6	2009-107148
205	4-3-5-004-205	S-2009-6	2009-107148
206	4-3-5-004-206	S-2009-6	2009-107148
207	4-3-5-004-207	S-2009-6	2009-107148
208	4-3-5-004-208	S-2009-6	2009-107148
300	4-3-5-004-300	S-2009-6	2009-107148
301	4-3-5-004-301	S-2009-6	2009-107148
302	4-3-5-004-302	S-2009-6	2009-107148
303	4-3-5-004-303	S-2009-6	2009-107148
304	4-3-5-004-304	S-2009-6	2009-107148
305	4-3-5-004-305	S-2009-6	2009-107148
306	4-3-5-004-306	S-2009-6	2009-107148
307	4-3-5-004-307	S-2009-6	2009-107148
308	4-3-5-004-308	S-2009-6	2009-107148
309	4-3-5-004-309	S-2009-6	2009-107148
310	4-3-5-004-310	S-2009-6	2009-107148
400	4-3-5-004-400	S-2008-24	2008-191171
401	4-3-5-004-401	S-2008-24	2008-191171
402	4-3-5-004-402	S-2008-24	2008-191171
403	4-3-5-004-403	S-2008-24	2008-191171
404	4-3-5-004-404	S-2008-24	2008-191171
405	4-3-5-004-405	S-2008-24	2008-191171
406	4-3-5-004-406	S-2008-24	2008-191171
407	4-3-5-004-407	S-2008-24	2008-191171
408	4-3-5-004-408	S-2008-24	2008-191171
409	4-3-5-004-409	S-2008-24	2008-191171
410	4-3-5-004-410	S-2008-24	2008-191171
411	4-3-5-004-411	S-2008-24	2008-191171
412	4-3-5-004-412	S-2008-24	2008-191171
413	4-3-5-004-413	S-2008-24	2008-191171
414	4-3-5-004-414	S-2008-24	2008-191171

415	4-3-5-004-415	S-2008-24	2008-191171
416	4-3-5-004-416	S-2008-24	2008-191171
417	4-3-5-004-417	S-2008-24	2008-191171
418	4-3-5-004-418	S-2008-24	2008-191171
419	4-3-5-004-419	S-2008-24	2008-191171
420	4-3-5-004-420	S-2008-24	2008-191171
421	4-3-5-004-421	S-2008-24	2008-191171
422	4-3-5-004-422	S-2008-24	2008-191171
423	4-3-5-004-423	S-2008-24	2008-191171
700	4-3-5-004-700	S-2010-11	2011-089678
701	4-3-5-004-701	S-2010-11	2011-089678
702	4-3-5-004-702	S-2010-11	2011-089678
703	4-3-5-004-703	S-2010-11	2011-089678
704	4-3-5-004-704	S-2010-11	2011-089678
705	4-3-5-004-705	S-2010-11	2011-089678
706	4-3-5-004-706	S-2010-11	2011-089678
707	4-3-5-004-707	S-2010-11	2011-089678
708	4-3-5-004-708	S-2010-11	2011-089678
709	4-3-5-004-709	S-2010-11	2011-089678
710	4-3-5-004-710	S-2010-11	2011-089678
9-A	4-3-5-001-216	S-2010-11	2011-089678
9-E	4-3-5-001-220	S-2010-11	2011-089678
Road Lot A	4-3-5-004-424	S-2008-24	2008-191171
Road Lot B	4-3-5-004-110	S-2008-24	2008-191171
Road Lot C	4-3-5-004-311	S-2009-6	2009-107148
Road Lot D	4-3-5-004-209	S-2009-6	2009-107148
Road Lot E	4-3-5-004-711	S-2010-11	2011-089678
Triangle Parcel R 10-C	4-3-5-001-006-0000 4-3-5-001-001 4-3-5-001-177-0000	S-2008-2	2008-158879

PARCEL 2 - GOLF CLUB LAND

2-A	4-3-5-001-027-0000	S-2010-11	2011-089678	Parties acknowledge that the building and surrounding land currently used as a Landscape Maintenance Facility will be subject to an exclusive easement providing Seller’s continuous and uninterrupted use of the same.
3	4-3-5-002-019-0000	N/A	Map 2 LCA 1819
5A	4-3-5-001-168-0000	S-2008-24	2008-191171
7-A-1	4-3-5-001-169-0000	S-2009-6	2009-107148
8	4-3-5-001-171-0000	S-2010-11	2011-089678

PARCEL 3 - MAKALI’I LAND
9-B	4-3-5-001-217	S-2010-11	2011-089678
9-C	4-3-5-001-218	S-2010-11	2011-089678

9-D	4-3-5-001-219	S-2010-11	2011-089678

PARCEL 4 - FASHION POINT LAND

10-A	4-3-5-001-173-0000	S-2007-22	2008-032433	Parties acknowledge that the building and surrounding land currently used as a Fitness Center will be subject to an exclusive easement providing Seller’s continuous and uninterrupted use of the same.

SCHEDULE 1(k)(1) - LIST OF SERVICE CONTRACTS

TBD prior to the expiration of Due Diligence Period but the following is an initial list:

Kauai Lagoons Golf

Vendor name	Description	Terms
ALERT ALARM HAWAII	Alarm for Golf Shop	month-to-month, no agreement
DISH NETWORK	Dish at Snack Shop	month-to-month, no agreement
EZ LINKS GOLF	Tee sheet system	month-to-month, no agreement
GARDEN ISLAND DISPOSAL	Trash pickup	month-to-month, no agreement
HAWAIIAN TEL	Digital advertising	month-to-month, no agreement
KAUAI LAGOONS COMMUNITY ASSN	Golf CH building maintenance service	month-to-month allocation, no agreement
KAUAI MARRIOTT RESORT AND BEACH CLUB	Shuttle service	see attached agreement
KAUAI VISITORS BUREAU	Coop golf advertising	annually, no agreement
LOOMIS	Armored car service	see attached agreement
MENEHUNE WATER COMPANY INC	guest water on carts with logo	month-to-month, no agreement
MORRIS VISITOR PUBLICATIONS LLC	magazine advertising	month-to-month, no agreement
OAHU PUBLICATION	magazine advertising	month-to-month, no agreement
OCEANIC TIME WARNER CABLE	cable service	month-to-month, no agreement
SENTER PETROLEUM INC	fuel refill	month-to-month, no agreement
SIMPLEX GRINNELL	fire safety	Kauai Lagoons master agreement
THE GAS COMPANY	propane refill	Kauai Lagoons master agreement
THIS WEEK PUBLICATION	magazine advertising	month-to-month, no agreement
VERIZON WIRELESS	cell phone master account	month-to-month, no agreement

Kauai Lagoons Community Association

Vendor name	Description	Terms
ALERT ALARM HAWAII	Alarm for ops building
CHEMSEARCH	Lagoon chemical	with agreement
DEPT OF LAND & NATURAL RESOURCES	Regulated Dam fees	no agreement
GARDEN ISLAND DISPOSAL	Trash pickup	month-to-month, no agreement
KAUAI MARRIOTT RESORT AND BEACH CLUB	Shuttle service	see attached agreement
MOKIHANA PEST CONTROL INC	Pest control service	month-to-month, no agreement
THE GAS COMPANY	propane refill - torches	Kauai Lagoons master agreement

Golf Agreements

PREFERRED GOLF AGREEMENT	Discounted rate for golf	see attached agreement
KALINIPU’U FOUNDING MEMBERS GOLF PLAY AGREEMENT	Discounted rate for golf	see attached agreement
GOLF AND TENNIS PLAY AGREEMENTS	Discounted rate for golf and tennis, as well as access	see attached agreement

SCHEDULE 1(k)(2) - LIST OF TRANSFERABLE WARRANTIES

NONE.

SCHEDULE 1(k)(3) - LIST OF LICENSES

Property Access and Purpose License Agreement between Kauai Lagoons LLC, MORI Golf

(Kauai), LLC, and Kauai Lagoons Community Association

Master Association GE Tax License

MORI Golf (Kauai) Tobacco Permit

MORI Golf (Kauai) GE Tax License

Department of Transportation Permit No. 4786 – T Box at Airport

SCHEDULE 1(k)(4) - LIST OF EQUIPMENT LEASES

MORI Golf (Kauai), LLC and GPSI Leasing LLC dated November 14, 2013 – Golf Cart GPS

MORI Golf Kauai, LLC and Textron dated May 2, 2011 – Golf Carts

SCHEDULE 1(k)5 - LABOR AGREEMENTS

MORI Golf (Kauai), LLC and ILWU LOCAL 142 Collective Bargaining Agreement (January 1, 2013 through December 31, 2013)

Memorandum of Agreement between MORI Golf (Kauai), LLC and ILWU LOCAL 142 dated December 21, 2013 (extending term of Agreement through December 3, 2014)

SCHEDULE 1(l) - LIST OF TENANT LEASES

MORI GOLF (KAUAI), LLC AND J AND B RESTAURANTS, LLC dated November 1, 2011

SCHEDULE 1(m)(2) - LIST OF TRANSFERABLE TELEPHONE NUMBERS

TBD prior to the expiration of Due Diligence Period

SCHEDULE 1(m)(3) - LIST OF INTELLECTUAL PROPERTY

The following business names:

•	Kauai Lagoons
•	The Kauai Lagoons Golf and Racquet Club
•	The Kauai Lagoons Golf Course
•	The Kiele Golf Course

SCHEDULE 1(n) – EXCLUDED ASSETS

See attached schedule.

Kauai Lagoons Golf Club	LOCATION: GOLF MAINTENANCE
EQUIPMENT FILE LISTING
1/11/2013

PROPERTY #	EQUIPMENT NAME	MODEL	SERIAL NO.	PURCHASE DATE

H2	HDX-D UTILITY CART	07371	311000501	6/1/2011
H3	HDX-D UTILITY CART	07371	311000504	6/1/2011
M2	MDX UTILITY CART	07273	311000313	6/1/2011
M3	MDX UTILITY CART	07273	311000320	6/1/2011

FF&E - 2013 (landscaping)			LOCATION: LANDSCAPE BUILDING

	MAKE	YR	VIN#	Lic. No.
1	Chevy Pick-up	06	1GCHK24U66E186936	268TSD
2	Chevy Pick-up	06	1GBJK34WX6E164126	603KBK
3	Chevy Pick-up	06	1GBJK34W06E164295	600KBK

	MOWERS/TRACTORS		SN# OR REFERENCE#	Brand	Model#
1	Brush Hog		639645	Land Pride	RCR2510
2	Kubota Tractor		66665	Kubota	M7040SU
3	Riding Mower		519069	Exmark 52”

	OTHER SMALL EQPT		SN# OR REFERENCE#	Brand	Model#
1	Air Compressor		2509002620	Craftsman 175PSI	919.167784
2	Blower		PB-25YPB500T	Echo	Handheld
3	Blower		J6003005	Hitachi	RB24EAP
4	Blower		T14412003062	Shindaiwa	Backpack
5	Blower		T14112003381	Shindaiwa	Backpack
6	Chainsaw		2010-3500037	Hosquarna	375XP
7	Chainsaw		N/A	Stihl	MS261
8	Chainsaw		9020548	Echo	CS-360T
9	Chainsaw		C04112026824	ECHO	CS341
10	Chainsaw		C08511006542	ECHO	CS341
11	Cutter (Metal/Iron)		BX0945-13553	Ridgid
12	Edger		TLE-600	Tanaka
13	Hedge Trimmer		T12612001208	Shindaiwa
14	Hedgetrimmer		S77911004614	Shindaiwa
15	Hedgetrimmer		N/A	Stihl	HS87T
16	Pressure Washer		T51011	G-Force
17	Push Mower #2		MAGA1520125	Honda	HRX2172HxA
18	Push Mower/Tru Cut		C-27x2	Honda
19	Weed Eater		9100593	Shindaiwa	282
20	Weed Eater		8041018	Shindaiwa	282

FF&E	LOCATION: FASHION LANDING
3/1/2013

Mcherny
22	Wooden doors
8	Cases of passage knobs
15	Flush bolts
5	Boxes of villa room drawer handles
14	Bags of misc. screws for handles
11	Boxes of stainless cabinet door handles
4	Boxes Schlage door key locks
4	Boxes automatic switch for door
4	Boxes double door latch bolts
76	Slim door closer bars
13	Base board trims
75	Ceiling Fans controls
11	Boxes shelf pegs
1	Box insulated duct
9	5 gallon bucket STO
1	Compactor Jumping Jack
4	Fire extinguisher cabinets
6	Boxes Shelf supports
8	Sheets of square shelf
1	Subzero Refrigerator
2	Generators
20	Zero Brand door sweeps
20	Thresholds
1	Box corner guards
6	Boxes vinyl floor tile
9	Boxes service room handles and locks
6	Large villa windows
10	Small villa windows
35	Assorted cabinet Doors for kitchen
3	Wooden frames
50	Wooden trims assorted
2	Boxes lanai door gaskets
4	Assorted kitchen Cabinets
1	GE Dryer
30	Bags sanded grout
5	Pallets tile assorted
1	Pallet caulking
Misc. rolls carpet & padding

Room across Pool Furniture Storage
12	Boxes new villa furniture
1	Buffet Table
1	Dining Table

Pool Furniture Storage Room
2	Industrial Rack shelf
2	Wolf oven
1	Box filters small appliance
1	Box ballasts
2	GE ovens
12	Small window screens
9	Ceiling Fans
20	Boxes assorted light fixtures, housings, & extra trims
1	GE Washer
1	Box Shower door hardware
1	Box exit light signs
4	Boxes Dining room light fixtures
1	Stainless warmer or cooler
1	Stainless sink
1	Pallet granite counter tops
1	Pallet rocks edger, Pallet rock veneer
2	Frog Statues
1	Buddha statue
4	Pallets wooden doors for villas w/ trims
1	Remington replica horse statue
1	Wooden desk
Tropitone Pool Furniture
2	Dinning tables
6	Unboxed Chairs
6	Umbrellas
10	Unboxed Chaise lounge chairs
67	Boxed Chaise Lounge Chairs
47	Mini tables
Breeze Way Furniture
8	Chairs
3	Tables

FF&E LIST		LOCATION: Clubhouse Ops building - common area

Lower Pool Area
	Qty	Description
	4	Round Wooden Table
	12	Wooden Chairs

Lobby Area	3	Round Wooden Table
	11	Wooden Chairs w/cushions
	3	Wooden Couches
	3	Lounge Chairs w/cushions
	1	Round Wooden Coffee Table
	1	Round Wicker Coffee Table
	1	Square Wooden End Table
	2	Lamps
	1	Wooden Round Table
	4	Wooden Chairs w/cushions
	1	Plant Pot

	1	Marble Table
	1	Glass Table w/Vase
	1	Plant Pot

	3	Wooden Couches
	1	Wooden Round Table
	4	Wooden Chairs w/cushions
	1	Marble Coffee Table
	1	Wooden Coffee Table
	1	Wooden Lounge Chair w/cushions

	2	51” flat screen TVs w/ CPU
	4	46” flat screen TVs w/CPU
	2	37” flat screen TVs w/CPU

	2	Round Wooden Tables
	8	Wooden Chairs w/cushions
	1	Round Glass Table
	4	Wooden Chairs w/cushions
	2	Wooden Benches w/cushions
	1	Wooden Chairs w/cushions
	2	Wooden Couches
	1	Wooden Chairs w/cushions
	1	Round Wooden Coffee Table
	1	Lamp
	1	Wooden Benches w/cushions
	1	Wooden Chairs w/cushions
	1	Square Wooden Coffee Table
	3	Plant Pots

	6	Marble Top Credenzas
	2	Round Wooden Tables (encore)
	8	Wooden Chairs (encore)
	10	Plant Pots
	1	Display Stand
	1	Wicker low table with glass case
	2	Wooden Stands w/glass cases

	2	Old Wooden Credenzas w/glass cases for Hawaiiaina
	2	Small wooden stands w/glass cases for Hawaiianna
	1	Topo Map
	1	Wooden Display Stand w/Hawaiianna in glass case, on wall opposite golf

NOT OURS - loan only		Various Hawaiianna mounted on walls
Purchased by Sales		15 Various Wall Art

FF&E	LOCATION: CLUBHOUSE OPS BUILDING

M&S offices
Green Room
1	copier
8	CPUs
7	monitors
1	flat screen TV
1	shredder
1	4 drawer lateral file cabinet
16	chairs
14	modular cubicles
2	desks with hutches
1	safe
3	pin boards
1	white board
2	3 drawer lateral file cab
1	wooden mail slot box
1	bookcase
Phones

C Machorek Office
1	printer
1	conf table
6	chairs
2	desks
1	desk hutch
1	book case
1	white board
1	cpu- laptop
1	monitor

Accounting offices
Kitchen
1	Refrigerator
1	Microwave
1	Coffee maker

Main area
2	HR desk kiosks
2	2 office chairs

HR office
1	Desk
1	Chair
1	Filing cabinet - 4 drawer
1	Credenza

Acctg Coordinator office
1	Desk
1	Credenza
1	Filing cabinet - 4 drawer
1	Chair
1	Safe

Admin Asst office
	1	Desk
	1	Chair
	1	Filing cabinet - 4 drawer
	1	Filing cabinet - 2 drawer

Asst Controller’s office
	1	Desk
	1	Chair
	1	Filing cabinet - 4 drawer
	1	Filing cabinet - 2 drawer
	1	Vacuum
	1	Rolling file folder

Jowen’s office
	1	Desk
	1	Chair
	1	Credenza
	1	Filing cabinet - 4 drawer
	1	Floor fan

Back office:
	1	Printer
	1	Postage meter machine
	1	Shredder
	4	Metal supplies cabinets
	1	Filing cabinet - 4 drawer
	2	Long tables
Miscellaneous IT supplies in boxes
	2	TV

C&D offices
Main Area:
Refrigerator
Microwave
Coffee maker
Conference table with 10 chairs
Shredder
Copier/printer
4 sets of plan drawer files - 15 drawers per set
6 lateral filing cabinets - 4 drawers each
Storage cabinet
Exec Admin modular desk unit with 2 letter size filing cabinets and chair
Lateral filing cabinet - 2 drawer
Floor fan

2 Cubicle Offices, each with:
Modular desk unit with 2 letter size filing cabinets and chair
Lateral filing cabinet - 2 drawer

Tim’s Office
Modular desk unit with 1 letter size filing cabinet and chair

Spare Office
Desk and desk extension and chair

Metal book case

Lani’s Office
Desk and desk extension with 2 letter size file cabinets and chair
Lateral file cabinet - 4 drawer

Administration Conference Room
Conference table with 8 chairs
Additional chairs around the room (14)
Round tables (3)
Credenza
70” TV monitor
Cabinet for phones and computer accessories
Dry erase board

Kauai Lagoons Sales		LOCATION: SALES GALLERY

ROGER OFFICE:
	1	Desk
	1	Laptop
	1	Monitor
	1	37 inch Screen
	2	Drawer file cabinet w/Bookcase
	4	Chairs
	1	Whiteboard
	2	Wall Art
	1	Printer
	1	Credenza w/Hutch
SANDY OFFICE:
	1	Credenza w/Hutch
	1	Desk
	3	Chairs
	6	Wall Art
	1	Computer
	1	Monitor
	2	Drawer file cabinet
KERENSA OFFICE:
	2	Wall Art
	2	2 Drawer Cabinets
	1	Chair
	1	Modular Work Station
	2	Overhead Storage
	1	Computer
	1	Side Table
	1	Printer
TERESA OFFICE:
	1	Desk w/Return & Hutch
	2	Chairs
	2	Drawer Cabinet w/Bookcase
	1	End Table
	1	Computer
	1	Monitor
MAILROOM:
	1	Rectangular Table
	1	Timeclock
	1	Postage Machine
	1	Mailboxes
	1	Wall Art
SALES ADMIN:
	2	Whiteboard	4	Chairs
	1	Wall Art	4	Monitors
	1	Color copier/Printer
	5	Workstations
	4	Computers

Kauai Lagoons Sales		LOCATION: SALES GALLERY

KITCHEN:
	1	Small Desk	1	Shredder
	2	Tables	3	Office Chairs
	4	File Cabinets
	2	Refridgerators
	1	Flat Screen
	1	Water Cooler
	3	Metal Racks
	1	Long Table
	17	Dining Chairs
	1	Copier/Printer
KIM OFFICE:
	1	Desk
	1	Crendenza w/Hutch
	1	Computer
	1	Monitor
	1	Printer
	1	File Cabinet
BAR:
	1	Ice Machine	1	Rectangular Table
	1	Soda Machine
	2	Coffee Machine
	2	Wall Art
Serving Dishes, Utensils
	1	Refridgerator
	3	Bar Stools
	1	Glass top table
RECEPTION DESK:
	3	Chairs
	3	Computers
	3	Monitors
	2	Printers
CONTRACTS:
	3	Whiteboards	2	Potted Plants
	1	Copier/Printer
	3	File Cabinet
	1	Water Cooler
	2	Desk Chairs
THOM OFFICE:
	1	Computer
	1	Monitor
	1	Desk credenza w/Hutch
	1	Glass top table
	7	Chairs
MOANA OFFICE:
	1	Desk w/Return	1	Printer
	3	Chairs	1	File Cabinet
	1	Computer	1	Wooden Cabinet
	1	Monitor

Kauai Lagoons Sales		LOCATION: SALES GALLERY

CONTRACTS OFFICE:
	4	Workstations
	1	Shredder
	4	Printers
	4	Computers
	4	Chairs
	4	File Cabinets
	1	Copier
	4	Monitors
CLOSING ROOM:
	1	Bench
	2	Chairs
	3	Wall Arts
	1	Credenza
	3	Potted Plants
	1	Water Feature

TEAM LEADER OFFICE:
	4	Desks
	2	Crendenza w/hutch
	1	Whiteboard
	4	Computers
	4	Monitors
	1	Printer
	5	Chairs
RECEPTION STORAGE:
	2	Metal Racks
	4	File Cabinets

RITZ STORAGE:
	5	Metal Racks	1	Christmas Tree
	9	File Cabinets
	5	Desks
	5	Modular Workstations
	20	Chairs

Kauai Lagoons Sales		LOCATION: SALES GALLERY

TOP CLOSING ROOM ENTRANCE:
	1	Cabinet
	1	WaterCooler
	2	Wall Art
JULIE VALENCIA:
	1	Keyhold Desk
	4	Chairs
	1	Computer
	1	Monitor
	1	File Cabinet
	2	Wall Art
LUIS TREVINO:
	4	Chairs
	1	Desk
	2	Wall Art
	1	Computer
	1	Monitor
	1	Cabinet
	2	Lamps
VACANT #8082
	3	Wall Art	1	Monitor
	1	Desk	1	Cabinet
	3	Chairs
	1	Computer
VACANT #8083
	2	Wall Art
	1	Monitor w/CPU
	1	Keyhold Desk
	1	Computer
	1	Monitor
	3	Chairs
VACANT #8086
	4	Chairs
	1	Cabinet
	1	Keyhold Desk
	1	Lamp
	1	Rattan Table
	1	Computer
	1	Monitor
VACANT #8085
	1	Keyhold Desk
	4	Chairs
	2	Wall Art
	1	Cabinet
	1	Lamp
	1	Computer
	1	Monitor

Kauai Lagoons Sales		LOCATION: CLOSING ROOM

KYLE GOODMAN:
	4	Chairs	1	Desk
	1	Computer	2	Wall Art
	1	Monitor
ALIEA BAILEY:
	4	Chairs	1	Desk
	1	Computer	2	Wall Art
	1	Monitor	1	Lamp
	1	Crendenza
CHRISTY SELVAGE:
	4	Chairs	1	Desk
	1	Computer	1	Lamp
	1	Monitor	3	Wall Art
COLLETTE ALTHOUSE:
	4	Chairs	1	Desk
	1	Computer	2	Wall Art
	1	Monitor	1	Credenza
GORDON LETT:
	4	Chairs	1	Desk
	1	Computer	5	Wall Art
	1	Monitor	1	Cabinet
MIKE PARSELLS:
	4	Chairs	1	Desk
	1	Computer	2	Wall Art
	1	Monitor	1	Lamp
DANIEL SCHMIDT:
	4	Chairs	1	Desk
	1	Computer	1	Credenza
	1	Monitor	3	Wall Art
			1	Lamp
KRISTINE YOUNG:
	3	Chairs	1	Desk
	1	Computer	1	Lamp
	1	Monitor	2	Wall Art
RYAN MCANARNEY:
	4	Chairs	1	Desk
	1	Computer	3	Wall Art
	1	Monitor	1	Lamp
			1	Cabinet
KIRSTEN SPARKMAN:
	3	Chairs	1	Desk
	1	Computer	2	Small Tables
	1	Monitor	1	Lamp
			3	Wall Art
MARTY KAHN:
	5	Chairs	1	Desk
	1	Computer	1	Cabinet
	1	Monitor	4	Wall Art

Kauai Lagoons Sales		LOCATION: CLOSING ROOM

TJ MARSHMAN:
	3	Chairs	1	Desk
	1	Computer	1	Credenza
	1	Monitor	2	Wall Art
CATHERINE GRAY:
	4	Chairs	1	Desk
	1	Computer	1	Cabinet
	1	Monitor	2	Wall Art
			1	Lamp
MARK JOHNSON:
	4	Chairs	1	Desk
	1	Computer	2	Wall Art
	1	Monitor
BACK OF SE CLOSING ROOM:
	8	Chairs	1	File Cabinet
	1	Glass Table	4	Wall Art
	1	Cabinet	1	Hawaiiana Display
			24	Lockers

3	boats
1964 Century
1969 Funai (Huki)
1986 Serenella

1	Truck
Toyota pickup
LP vehicles

SCHEDULE 1(o) – HABITAT CONSERVATION PLAN

See attached.

IMPLEMENTING AGREEMENT

for the

KAUA‘I LAGOONS HABITAT CONSERVATION PLAN

by and between

KAUA‘I LAGOONS LLC,

UNITED STATES FISH AND WILDLIFE SERVICE, and

HAWAI‘I DEPARTMENT OF LAND AND NATURAL RESOURCES

September, 2012

CONTENTS

1.0	PARTIES

2.0	RECITALS AND PURPOSES

	2.1	Recitals

	2.2	Purposes

3.0	DEFINITIONS

	3.1	Terms defined in Endangered Species Act and HRS Chapter 195D

	3.2	“Agreement

	3.3	“Changed Circumstances”

	3.4	“Covered Activities”

	3.5	“Covered Species”

	3.6	“HCP”

	3.7	“Listed Species”

	3.8	“Permit” or “Permits”

	3.9	“Permittee”

	3.10	“Take”

	3.11	“Unforeseen Circumstances”

	3.12	“Unlisted Species”

4.0	OBLIGATIONS OF THE PARTIES

	4.1	Obligations of Permittee

	4.2	Obligations of the Wildlife Agencies

	4.3	Interim obligations upon a finding of Unforeseen Circumstances

5.0	INCORPORATION OF HCP

6.0	TERM

	6.1	Effective date and term

2

	6.2	Surrender of the Permits

7.0	FUNDING

8.0	MONITORING AND REPORTING

	8.1	Planned periodic reports

	8.2	Other reports

	8.3	Certification of reports

	8.4	Monitoring by Wildlife Agencies

9.0	CHANGED CIRCUMSTANCES

	9.1	Permittee-initiated response to Changed Circumstances

	9.2	Wildlife Agency-initiated response to Changed Circumstances

	9.3	Listing of species that are not Covered Species

10.0	ADAPTIVE MANAGEMENT

	10.1	Permittee-initiated adaptive management

	10.2	Wildlife Agency-initiated adaptive management

	10.3	Reductions in mitigation

	10.4	No increase in Take

11.0	MODIFICATIONS AND AMENDMENTS

	11.1	Minor amendments

	11.2	Major amendments

12.0	REMEDIES, ENFORCEMENT, AND DISPUTE RESOLUTION

	12.1	In general

	12.2	No monetary damages

	12.3	Injunctive and temporary relief

	12.4	Enforcement authority

	12.5	Permit suspension or revocation

3

	12.6	Informal dispute resolution process

13.0	CONSULTATIONS WITH OTHER PUBLIC AGENCIES

14.0	MISCELLANEOUS PROVISIONS

	14.1	Temporary prevention of performance

	14.2	No partnership

	14.3	Notices

	14.4	No federal contract

	14.5	Availability of funds

	14.6	Duplicate originals

	14.7	No third-party beneficiaries

	14.8	Relationship to the ESA, HRS Chapter 195D and other authorities

	14.9	References to regulations

	14.10	Applicable laws

	14.11	Successors and assigns

4

1.0	PARTIES

This Implementing Agreement is made by and between Kaua‘i Lagoons LLC (KL), the United States Fish and Wildlife Service (USFWS), and the Hawai‘i Department of Land and Natural Resources (DLNR).

These entities may be referred to as the “Parties” and individually as a “Party.” The USFWS and DLNR may be referred to collectively as the “Wildlife Agencies” and individually as a “Wildlife Agency,” and KL may be referred to as the “Permittee.”

2.0	RECITALS AND PURPOSES

2.1       Recitals.           The Parties have entered into this Agreement in consideration of the following facts:

(a)        The Kaua‘i Lagoons Resort (Resort) in Līhu‘e, Kaua‘i, built in the 1980’s, encompasses approximately 600 acres, and was originally developed with two 18-hole championship golf courses, a golf and racquet club facility, a network of man- made navigable lagoons, a restaurant, commercial development, and associated parking areas.

(b)        The Resort lagoons and golf courses have been colonized by several bird species which are listed as threatened or endangered under the federal Endangered Species Act (ESA), including the Hawaiian Goose or Nēnē (Branta sandvicensis) (hereafter referred to as Nēnē), the Hawaiian endemic sub-species of the Black-necked Stilt (Himantopus mexicanus knudseni) (hereafter referred to as Hawaiian Stilt), Hawaiian Coot (Fulica alai), the Hawaiian endemic sub-species of the Common Moorhen (Gallinula chloropus sandvicensis) (hereafter referred to as Hawaiian Moorhen), and the Hawaiian Duck (Anas wyvilliana). The island of Kaua‘i also provides habitat for two seabird species which are listed under the ESA [Hawaiian Petrel (Pterodroma sandwichensis) and the Newell’s Shearwater (Puffinus auricularis newelli)], and one seabird species which is a Candidate for listing under the ESA [Band-rumped Storm-Petrel (Oceanodroma castro)]. These three seabird species may fly over the Resort when they transit between their inland breeding colonies and the sea.

(c)        All eight bird species identified above are listed as threatened or endangered pursuant to Hawai‘i Revised Statutes (HRS) Chapter 195D;

(d)        Further development within the Resort, and operation of the Resort, could result in the incidental take of these eight bird species. KL has developed a series of measures, described in the Habitat Conservation Plan (HCP), that will minimize and mitigate to the maximum extent practicable the effects of Take of these Covered Species incidental to KL’s Covered Activities, and that will also increase the likelihood that the Covered Species will survive and recover, and provide a net environmental benefit.

2.2        Purpose.  The purpose of this Agreement is to clarify the provisions of the HCP and the processes the Parties intend to follow to ensure the successful implementation of the HCP in accordance with the Permits and applicable Federal and State law.

5

3.0	DEFINITIONS

The following terms as used in this Agreement will have the meanings set forth below:

3.1     Terms defined in Endangered Species Act and HRS Chapter 195D. Terms used in this Agreement and specifically defined in the Endangered Species Act (ESA) or HRS Chapter 195D, or in regulations adopted by the Wildlife Agencies under the ESA or HRS Chapter 195D, have the same meaning as in the ESA or HRS Chapter 195D and those implementing regulations, unless this Agreement expressly provides otherwise.

3.2     “Adaptive Management” means a flexible approach to the long-term management of fish, wildlife and habitat resources of the project area that is directed over time by the results of ongoing monitoring activities and other information.

3.3     “Agreement” means this Implementing Agreement, which incorporates the HCP and Permits by reference.

3.4     “Changed Circumstances” means changes in circumstances affecting a Covered Species or the geographic area covered by the HCP that can reasonably be anticipated by the Parties and that can reasonably be planned for in the HCP (e.g. the listing of a new species, or a fire or other natural catastrophic event in areas prone to such event.) Changed Circumstances and the planned responses to those circumstances are described in section 7.4.2 of the HCP. Changed Circumstances are not Unforeseen Circumstances.

3.5     “Covered Activities” means certain activities carried out by KL that may result in incidental Take of Covered Species, and consists of Resort construction and operation activities as described in Chapter 2 of the HCP.

3.6     “Covered Species” means the following eight species, each of which the HCP addresses in a manner sufficient to meet all of the criteria for the USFWS to issue an Incidental Take Permit under ESA § 10(a)(1)(B) and for DLNR to issue an Incidental Take License under HRS Chapter 195D: Hawaiian Goose or Nēnē (Branta sandvicensis) (hereafter referred to as Nēnē), the Hawaiian endemic sub-species of the Black-necked Stilt (Himantopus mexicanus knudseni) (hereafter referred to as Hawaiian Stilt), Hawaiian Coot (Fulica alai), the Hawaiian endemic sub-species of the Common Moorhen (Gallinula chloropus sandvicensis) (hereafter referred to as Hawaiian Moorhen), the Hawaiian Duck (Anas wyvilliana), Hawaiian Petrel (Pterodroma sandwichensis), Newell’s Shearwater (Puffinus auricularis newelli), and Band-rumped Storm-Petrel (Oceanodroma castro).

3.7     “HCP” means the Habitat Conservation Plan prepared by Kaua‘i Lagoons LLC.

3.8     “Listed Species” means a species (including a subspecies, or a distinct population segment of a vertebrate species) that is listed as endangered or threatened under the ESA and/or HRS Chapter 195D.

6

3.9        “Permit” or “Permits” means the Incidental Take Permit issued by the USFWS to KL pursuant to Section 10(a)(1)(B) of the ESA, and the Incidental Take License issued by DLNR to KL pursuant to HRS Chapter 195D, for Take incidental to Covered Activities, as such Permits may be amended from time to time.

3.10      “Permittee” means Kaua‘i Lagoons LLC.

3.11      “Take” means to harass, harm, pursue, hunt, shoot, wound, kill, trap, capture, or collect any listed or unlisted Covered Species. Harm means an act that actually kills or injures a member of a Covered Species, including an act that causes significant habitat modification or degradation where it actually kills or injures a member of a Covered Species by significantly impairing essential behavioral patterns, including breeding, feeding or sheltering.

3.12      “Unforeseen Circumstances” means changes in circumstances affecting a Covered Species or geographic area covered by the HCP that could not reasonably have been anticipated by plan developers and the Wildlife Agencies at the time of the HCP’s negotiation and development, and that result in a substantial and adverse change in the status of the Covered Species.

3.13      “Unlisted Species” means a species (including a subspecies, or a distinct population segment of a vertebrate species) that is not listed as endangered or threatened under the ESA or HRS Chapter 195D.

4.0	OBLIGATIONS OF THE PARTIES

4.1         Obligations of Permittee.

4.1.1  Chapters 4 and 6 of the HCP describe the measures KL is obligated to implement in order to avoid, minimize, mitigate and monitor the effects of its Covered Activities on the Covered Species.

4.1.2  Upon issuance of the Permits, KL will fully and faithfully perform all obligations assigned to it under this Agreement, the Permits, and the HCP.

4.2         Obligations of the Wildlife Agencies.

4.2.1  Permit Issuance.  Upon approval of the HCP by the Wildlife Agencies and execution of this Agreement by all Parties, and satisfaction of all other applicable legal requirements, the USFWS will issue KL a Permit under Section 10(a)(1)(B) of the ESA, and DLNR will issue KL a Permit under HRS Chapter 195D, authorizing incidental Take by KL of each Covered Species resulting from Covered Activities.

4.2.2  Permit coverage.  The Permits will identify all Covered Species. The Permit issued by the USFWS will take effect for those Covered Species which are also Listed Species under the ESA (i.e., all of the Covered Species except for the Band-rumped Storm-Petrel (Oceanodroma castro)) in accordance with the terms of the federal

7

Permit. Subject to compliance with all other terms of this Agreement, the Permit issued by the USFWS will take effect for a Covered Species which is an Unlisted Species (i.e., Band-rumped Storm-Petrel (Oceanodroma castro)) upon the listing of that species as threatened or endangered under the ESA. The Permit issued by the DLNR will take effect for all of the Covered Species at the time the Permit is issued.

4.2.3   “No surprises” and “Incentives” assurances.  Provided that Permittee has complied with its obligations under the HCP, this Agreement, and the Permits, including any provisions for Changed Circumstances, adaptive management and any other contingency measures provided for in the HCP, the USFWS can require Permittee to provide mitigation beyond that provided for in the HCP only in accordance with the ESA “No Surprises” regulations at 50 C.F.R. §§ 17.22(b)(5) and 17.32(b)(5), and the DLNR can require Permittee to provide mitigation beyond that provided for in the HCP only in accordance with the HRS Chapter 195D “Incentives” provisions at HRS Section 195D-23.

4.3         Interim obligations upon a finding of Unforeseen Circumstances.  If either the USFWS or DLNR or both make a finding of Unforeseen Circumstances, during the period necessary to determine the nature and location of additional or modified mitigation, KL will avoid contributing to appreciably reducing the likelihood of the survival and recovery of the affected species.

5.0	INCORPORATION OF HCP

The HCP and each of its provisions are intended to be, and by this reference are, incorporated herein. In the event of any direct contradiction between the terms of this Agreement and the HCP, the terms of this Agreement shall control. In all other cases, the terms of this Agreement and the terms of the HCP shall be interpreted to be complementary to each other. In the event of any contradiction between the terms of the HCP and the terms of either Permit, the terms of that Permit shall control with regard to the Permit.

6.0	TERM

6.1         Effective date and term.  This Agreement and the HCP shall become effective as between KL and DLNR on the date that DLNR issues the Permit under HRS Chapter 195D, and as between KL and USFWS on the date that USFWS issues the Permit under the ESA. This Agreement, the HCP, and the Permits will remain in effect for thirty (30) years from the issuance of the Permits, except as otherwise provided below.

6.2         Surrender of the Permits.  Permittee may surrender the Permits in accordance with any applicable statutes or regulations in force on the date of such surrender. (For example, the relevant USFWS regulations are currently codified at 50 C.F.R. § 13.26.) Notwithstanding surrender of the Permits, Permittee will be required to provide post-surrender mitigation for any take of Covered Species that the Wildlife Agencies determine will not have been fully mitigated under the HCP by the time of

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surrender. Permittee’s obligations under the HCP and this Agreement will continue until the Wildlife Agencies notify Permittee that no post-surrender mitigation is required, or that all post-surrender mitigation required by the Wildlife Agencies is completed. The Permits shall be deemed canceled only upon a determination by the issuing Wildlife Agency that such outstanding mitigation obligations have been implemented. Upon surrender of the Permits, no additional take shall be allowed under the surrendered Permit except as necessary to carry out any outstanding mitigation obligations. Unless the Parties agree otherwise, the Wildlife Agencies may not require more mitigation than would have been provided if Permittee had carried out the full term of the HCP. If Permittee elects to surrender the Permits before expiration of the full term of the HCP, such surrender shall be in accordance with applicable regulations in force at the time of surrender. If such regulations do not specify the procedures for surrender, Permittee will provide notice to the Wildlife Agencies at least 120 days prior to the planned surrender. Such notice will include a status report detailing the nature and amount of take of all Covered Species, the mitigation provided for those species prior to surrender, and the status of Permittee’s compliance with all other terms of the HCP. Within 120 days after receiving a notice and status report meeting the requirements of this paragraph, the Wildlife Agencies will give notice to Permittee stating whether any post-surrender mitigation is required and, if so, the amount and terms of such mitigation, and the basis for the Wildlife Agencies’ conclusions. If the Wildlife Agencies determine that no post-surrender mitigation is required, all obligations assumed by the Parties under this Agreement will terminate upon issuance by the Wildlife Agencies of such notice. If Permittee disagrees with the Wildlife Agencies’ determination, the Parties may choose to use the dispute resolution procedures described in section 12.6 of this Agreement. Permittee will continue to carry out its obligations under the HCP until any such dispute is resolved. If the Parties are unable to agree, the Wildlife Agencies will have the final authority to determine whether Permittee is required to provide post-surrender mitigation.

7.0	FUNDING

7.1        KL warrants that it has, and will expend, the funds identified in Chapters 4 and 6 of the HCP as such funds may be necessary to fulfill its obligations under the HCP. KL commits to including a line item for complete HCP implementation into its annual operating budget for the life of the HCP. KL will promptly notify the Wildlife Agencies of any material change in KL’s financial ability to fulfill its obligations. In addition to providing any such notice, KL will provide the Wildlife Agencies with a copy of its annual report each year of the Permits, or with such other reasonably available financial information that the Parties agree will provide adequate evidence of KL’s ability to fulfill its obligations.

7.2        Kaua’i Lagoons will also post a bond in a form acceptable to the Wildlife Agencies to ensure that funding will be available to implement the HCP.

(a)

The bond will name DLNR as the obligee. DLNR may make a claim to fund or otherwise pay for any mitigation obligations required by the HCP or the Permits which Kauai Lagoons failed to or is unable to implement. The circumstances under which DLNR may make a claim include, but are not limited to: Kaua’i Lagoons fails to fund or otherwise pay for the monitoring and mitigation

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measures when required under the HCP; or the Permit is suspended or terminated early through revocation or surrender and Kauai Lagoons fails to or is unable to implement any required mitigation measures. Whenever DLNR makes a valid claim under the bond, DLNR is entitled to payment of the full cost of implementing the outstanding mitigation obligations, as determined exclusively by DLNR after consultation with the Service, up to the full amount of the bond.

(b)	The bond shall either: (i) continue in force for the term of the Permits; or (ii) take the form of a biennial bond which shall be renewed every two years with a continuation certificate mailed to DLNR with a copy to the Service at least six months prior to expiration of the bond. Failure to renew or obtain a replacement bond six months before the expiration date of the then-existing bond will constitute grounds for suspension or revocation of the Permits.

(c)	The bond will be in the amount of $153,677 dollars for each of the first 5 years of the Plan which reflects the estimated annual implementation cost as detailed in Section 6.4 of the HCP. Effective on January 1, 2017, and each five-year anniversary thereafter during the term of the Permits, the amount of the bond shall be adjusted for inflation using 2012 dollars as baseline. These are annual amounts and any claim made by DLNR does not diminish the amount that must be assured by the bond in subsequent years.

(d)	DLNR shall consult with FWS in determining whether to make a claim on the bond. Prior to making any claim on the bond, DLNR shall provide written notice to Kauai Lagoons of its alleged failure or inability to implement required obligations under the HCP, and a period of 30 days to demonstrate to DLNR’s satisfaction that a claim on the bond is not warranted, unless such 30-day period would extend beyond the term of the bond. In such cases, DLNR may proceed to make a claim on the bond and provide simultaneous notice to Kauai Lagoons.

8.0	MONITORING AND REPORTING

8.1        Planned periodic reports.  As described in the HCP, KL will submit periodic reports describing its activities and results of the monitoring program provided for in the HCP.

8.2        Other reports.  KL will provide, within 30 days of being requested by either or both of the Wildlife Agencies, any additional information in its possession or control related to implementation of the HCP that is requested by the Wildlife Agencies for the purpose of assessing whether the terms and conditions of the Permits and the HCP, including the HCP’s adaptive management plan, are being fully implemented.

8.3        Certification of reports.  All reports will include the following certification from a responsible KL official who supervised or directed preparation of the report:

I certify that, to the best of my knowledge, after appropriate inquiries of relevant persons involved in the preparation of this report, the information submitted is true, accurate, and complete.

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8.4        Monitoring by Wildlife Agencies.  The USFWS may conduct inspections and monitoring in connection with the federal Permit in accordance with the ESA and its implementing regulations (see, e.g., 50 CFR §13.47), and DLNR may conduct inspections and monitoring in connection with the state Permit in accordance with HRS Chapter 195D and its implementing regulations.

9.0	CHANGED CIRCUMSTANCES

9.1        Permittee-initiated response to Changed Circumstances.  Changed Circumstances identified and planned for in the HCP are specifically listed in section 6.3 of the HCP. KL will give notice to the Wildlife Agencies within seven (7) calendar days after learning that any of the Changed Circumstances has occurred. As soon as practicable thereafter, but no later than thirty (30) calendar days after learning of the Changed Circumstance, KL shall begin implementing the remedial conservation measures identified in section 6.3 for the specific Changed Circumstance to the extent necessary to mitigate the effects of the Changed Circumstance on Covered Species. KL will promptly report to the Wildlife Agencies on its actions, and KL will begin implementing the remedial conservation measures without awaiting notice from the Wildlife Agencies. Such changes are provided for in the HCP, and hence do not constitute Unforeseen Circumstances or require amendment of the Permits or HCP.

9.2        Wildlife Agency-initiated response to Changed Circumstances.  If a Wildlife Agency determines that a Changed Circumstance has occurred and that KL has not responded in accordance with section 6.3 of the HCP, the Wildlife Agency will so notify Permittee and direct Permittee to make the required changes. Within thirty (30) calendar days after receiving such notice, KL will make the required changes and report to the Wildlife Agencies on its actions. Such changes are provided for in the HCP, and hence do not constitute Unforeseen Circumstances or require amendment of the Permits or HCP.

9.3        Listing of species that are not Covered Species.  In the event that a non-Covered Species that may be affected by Covered Activities becomes listed under the ESA or HRS Chapter 195D during the term of this Agreement, the HCP and the Permits, KL will either refrain from conducting Covered Activities which will result in Take or jeopardy of the species or adverse modification of critical habitat, or implement the “no take/no jeopardy/no adverse modification” measures identified by the Wildlife Agencies until the Permits are amended to include such species, or until the Wildlife Agencies notify KL that such measures are no longer needed to avoid jeopardy to, Take of, or adverse modification of the critical habitat of, the non-Covered Species.

10.0	ADAPTIVE MANAGEMENT

10.1      Permittee-initiated adaptive management.  KL will implement the adaptive management provisions in Section 4.6 of the HCP when changes in management practices are necessary to achieve the HCP’s biological objectives or to respond to monitoring results or new scientific information. Permittee will make such changes without awaiting notice from the Wildlife Agencies, and will report to the Wildlife Agencies on any actions taken pursuant to this section.

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10.2       Wildlife Agency-initiated adaptive management.  If the Wildlife Agencies determine that the adaptive management provisions in the HCP have been triggered and that Permittee has not changed its management practices in accordance with Section 4.6 of the HCP, the Wildlife Agencies will so notify KL and direct KL to make the required changes. Within thirty (30) calendar days of receiving such notice, KL will make the required changes and report to the Wildlife Agencies on its actions. Such changes are provided for in the HCP, and hence do not constitute Unforeseen Circumstances or require amendment of the Permits or HCP.

10.3       Reductions in mitigation.  KL will not implement adaptive management changes that may result in less mitigation than provided for Covered Species under the original terms of the HCP, unless the Wildlife Agencies first provide written approval. KL may propose any such adaptive management changes by notice to the Wildlife Agencies, specifying the adaptive management modifications proposed, the basis for them, including supporting data, and the anticipated effects on Covered Species, and other environmental impacts. Within 120 days of receiving such a notice, the Wildlife Agencies will either approve the proposed adaptive management changes, approve them as modified by the Wildlife Agencies, or notify KL that the proposed changes constitute permit amendments that must be reviewed under Section 11.0 of this Agreement.

10.4       No increase in Take.  This section does not authorize any modifications that would result in an increase in the amount and nature of Take, or increase the impacts of Take, of Covered Species beyond that analyzed under the original HCP and any amendments thereto. Any such modification must be reviewed as a permit amendment under Section 11.0 of this Agreement.

11.0	MODIFICATIONS AND AMENDMENTS

11.1       Minor amendments.

(a)        Minor Amendments are changes to the HCP provided for under the operating conservation program, including adaptive management changes and responses to Changed Circumstances. They also include revisions which do not significantly modify the scope or nature of activities or actions covered by the incidental take Permits in terms of their effect on the Covered Species. Any Party may propose minor amendments to the HCP or this Agreement by providing notice to all other Parties. Such notice shall include a statement of the reason for the proposed amendment and an analysis of its environmental effects, including its effects on operations under the HCP and on Covered Species. The other Parties shall each use their best efforts to respond in writing to the proposal within sixty (60) calendar days of receipt of the request. The response shall either (1) concur with the proposed Amendment; (2) concur with the proposed Amendment with requested changes; (3) identify additional information necessary to enable evaluation of the proposed Amendment, or (4) disapprove the proposed Amendment, stating reasons for the disapproval. All Parties must agree in writing to any Minor Amendment, including the schedule for implementation, before implementation of such Amendment. Any proposed Minor Amendment which is disapproved by one of the Parties may be resubmitted as a proposed Major Amendment pursuant to Section 11.2 of this Agreement. The Wildlife

12

Agencies will not propose or approve a Minor Amendment if the Wildlife Agencies determine that such amendment would result in operations under the HCP that are significantly different from those analyzed in connection with the original HCP, adverse effects on the environment that are new or significantly different from those analyzed in connection with the original HCP, or additional Take not analyzed in connection with the original HCP.

(b)         Minor Amendments may include, but are not limited to, the following:

(1)        Correction of any maps or exhibits to correct errors in mapping or to reflect previously approved changes in the HCP and/or incidental take permits;

(2)        Modifying existing or establishing new measures to further minimize or avoid take of the Covered Species;

(3)        Modifying reporting protocols for Annual Reports;

(4)        Minor changes to monitoring or reporting protocols;

(5)        Minor changes to the amount of authorized take based on the results of monitoring;

(6)        The changes described in Section 4.4.3 of the HCP;

(7)        Revising Covered Species habitat enhancement and management techniques based on new information and/or analyses;

(8)        Any other modifications to the HCP that are consistent with the biological goals and objectives described in the HCP that will not result in operations under the HCP that are significantly different from those analyzed in connection with the HCP as approved, adverse impacts on the environment that are new or significantly different from those analyzed in connection with the HCP as approved, or take of Covered Species not analyzed in connection with the HCP as approved, including but not limited to the approval or execution of agreements to facilitate execution and implementation of the HCP, or actions by KL to delegate (while retaining full responsibility for compliance with) any of its duties under this HCP to a third party under its direct control.

11.2       Major Amendments.

(a)         Major Amendments may include, but are not limited to, the following:

(1)        Adding a new species to the list of Covered Species contained in the HCP and/or the incidental take permits;

(2)        Changes to the Covered Activities which were not addressed in the HCP as originally adopted, and which otherwise do not meet the criteria for a Minor Amendment as discussed above; and

(3)        Extending the term of the incidental take permits.

(b)         A Major Amendment requires submittal to the USFWS and DLNR of a written application and implementation of all permit processing procedures

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applicable to an original incidental take Permit. The specific documentation required to comply with the ESA, HRS Chapter 195D, and the National Environmental Policy Act may vary based on the nature of the Amendment.

12.0	REMEDIES, ENFORCEMENT, AND DISPUTE RESOLUTION

12.1     In general.  Except as set forth below, each Party shall have all remedies otherwise available to enforce the terms of this Agreement, the Permits, and the HCP.

12.2     No monetary damages.  No Party shall be liable for damages to any other Party or other person for any breach of this Agreement, any performance or failure to perform a mandatory or discretionary obligation imposed by this Agreement or any other cause of action arising from this Agreement.

12.3     Injunctive and temporary relief.  The Parties acknowledge that the Covered Species are unique and that their loss as species would result in irreparable damage to the environment, and that therefore injunctive and temporary relief may be appropriate to ensure compliance with the terms of this Agreement.

12.4     Enforcement authority of the United States and State of Hawai‘i.  Nothing contained in this Agreement is intended to limit the authority of the United States or the State of Hawai‘i to seek civil or criminal penalties or otherwise fulfill its enforcement responsibilities under the ESA or HRS Chapter 195D or other applicable law.

12.5     Permit Suspension.  The USFWS may suspend or revoke the federal Permit, in whole or in part, in accordance with the ESA, associated implementing regulations, or other applicable laws and regulations in force at the time of such suspension. DLNR may suspend the state Permit, in whole or in part, to the extent allowed by HRS Chapter 195D, associated implementing regulations, or other applicable laws and regulations in force at the time of such suspension.

12.6     Informal dispute resolution process.  In the event of a dispute between the Parties regarding this Agreement, the Permits or the HCP, the disputing Party may notify the other Parties of the dispute in writing. The Parties will then confer within thirty (30) calendar days of the receipt of such notification, and the Parties will use their best efforts and good faith to promptly and cooperatively resolve the dispute within an additional thirty (30) calendar days. If at the end of that period the dispute has not been resolved, the dispute shall be elevated to the Executive Director of Kauai Lagoons, the Field Supervisor for the USFWS Pacific Islands Fish and Wildlife Office, and the DLNR Chairperson, who shall personally meet and confer within the next thirty (30) calendar days and who shall exercise their best efforts and good faith to promptly and cooperatively resolve the dispute. If at any time a Party determines that circumstances so warrant, the Party may avail itself of any legal remedies otherwise available.

13.0 CONSULTATIONS WITH OTHER PUBLIC AGENCIES

Nothing in this Agreement is intended to alter the obligation of a federal agency to

14

consult with the USFWS pursuant to Section 7 of the ESA (16 U.S.C. 1536(a)). To the maximum extent appropriate in any consultation on any Covered Activity with respect to the Covered Species under Section 7(a) of the ESA and regulations issued there under, the USFWS shall ensure that the biological opinion issued in formal consultation, or views expressed by the USFWS in informal consultation, in connection with the proposed activity are consistent with the biological opinion prepared on the Permit and HCP, provided that the Covered Activity as proposed in the consultation is consistent, and will be implemented in accordance with, the HCP, this Agreement, and the Permit. Any reasonable and prudent measures and terms and conditions in the biological opinion, or views expressed by the USFWS in informal consultation, on the proposed activity shall, to the maximum extent appropriate, be consistent with and not in excess of the measures included in the HCP, this Agreement, and the Permit

14.0	MISCELLANEOUS PROVISIONS

14.1     Temporary prevention of performance.  In the event that Permittee is wholly or partially prevented from performing obligations under this Agreement because of unforeseeable causes beyond the reasonable control of and without the fault or negligence of the Permittee, including, but not limited to third party actions, sudden actions of the elements not identified as Changed Circumstances, or actions of a non-participating federal agency, state agencies or local jurisdictions, Permittee shall be excused from whatever performance is affected by such unforeseeable cause to the extent so affected, provided that nothing in this section shall be deemed to authorize any Party to violate the ESA or HRS Chapter 195D, and provided further that:

(a) The suspension of performance is of no greater scope and no longer duration than is required by the unforeseeable cause;

(b) Within fifteen (15) days after the occurrence of the unforeseeable cause Permittee shall give the Wildlife Agencies written notice describing the condition, an estimate of how long Permittee expects it to persist, and how Permittee plans to remedy the effects of the temporary suspension of performance;

(c) Permittee shall use its best efforts to remedy its inability to perform; and

(d) When Permittee is able to resume performance of its obligations, Permittee shall give the Wildlife Agencies written notice to that effect.

14.2     No partnership.  Neither this Agreement nor the HCP shall make or be deemed to make any Party to this Agreement the agent for or the partner of any other Party.

14.3     Notices.  Any notice permitted or required by this Agreement shall be in writing, delivered personally, or by overnight mail, to the persons listed below, or shall be deemed given five (5) business days after deposit in the United States mail, certified and postage prepaid, return receipt requested and addressed as follows, or at such other address as any Party may from time to time specify to the other Parties in writing.

15

Notices may be delivered by facsimile or other electronic means, provided that they are also delivered personally or by overnight or certified mail. Notices shall be transmitted so that they are received within the specified deadlines.

Field Supervisor

United States Fish and Wildlife Service

Pacific Islands Fish and Wildlife Office

300 Ala Moana Blvd., Room 3-122

Honolulu, Hawaii 96850

Telephone: 808-792-9400

Facsimile: 808-792-9580

Chairperson

Board of Land and Natural Resources

1151 Punchbowl Street, Rm 130

Honolulu, Hawaii 96813

Telephone: 808-587-0400

Facsimile: 808-587-0160

Marriott Vacation Club International

Kauai Lagoons Development Office

3351 Hoolaulea Way

Lihue, HI 96766

Telephone: 808-241-2061

Facsimile: 808-241-2065

14.4     No Federal contract.  Notwithstanding any language to the contrary in this Agreement, this Agreement is not intended to create, and shall not be construed to create, an enforceable contract between the Parties. The sole purpose of this Agreement is to clarify the provisions of the HCP and the processes the Parties intend to follow to ensure the successful implementation of the HCP in accordance with the Permits.

14.5     Availability of funds.  Implementation of this Agreement and the HCP by the USFWS is subject to the requirements of the Anti-Deficiency Act and the availability of appropriated funds. Nothing in this Agreement will be construed by the Parties to require the obligation, appropriation, or expenditure of any money from the U.S. Treasury. The Parties acknowledge that the USFWS will not be required under this Agreement to expend any federal agency’s appropriated funds unless and until an authorized official of that agency affirmatively acts to commit to such expenditures as evidenced in writing.

14.6     Duplicate originals.  This Agreement may be executed in any number of duplicate originals. A complete original of this Agreement shall be maintained in the official records of each of the Parties hereto.

14.7     No third-party beneficiaries.  Without limiting the applicability of rights granted to the public pursuant to the ESA, HRS Chapter 195D, or other federal or state law, this Agreement shall not create any right or interest in the public, or any member thereof, as a third-party beneficiary hereof, nor shall it authorize anyone not a Party to this Agreement to maintain a suit for personal injuries or damages pursuant to

16

the provisions of this Agreement. The duties, obligations, and responsibilities of the Parties to this Agreement with respect to third parties shall remain as imposed under existing law.

14.8     Relationship to the ESA, HRS Chapter 195D and other authorities.  The terms of this Agreement shall be governed by and construed in accordance with the ESA, HRS Chapter 195D, and applicable federal and state law. In particular, nothing in this Agreement is intended to limit the authority of the Wildlife Agencies to seek penalties or otherwise fulfill their responsibilities under the ESA or HRS Chapter 195D. Moreover, nothing in this Agreement is intended to limit or diminish the legal obligations and responsibilities of the Wildlife Agencies as agencies of the federal government. Nothing in this Agreement will limit the right or obligation of any federal agency to engage in consultation required under Section 7 of the ESA or other federal law; however, it is intended that the rights and obligations of Permittee under the HCP and this Agreement will be considered in any consultation affecting Permittee or its Covered Activities.

14.9     References to regulations.  Any reference in this Agreement, the HCP, or the Permits to any regulation or rule of the Wildlife Agencies shall be deemed to be a reference to such regulation or rule in existence at the time an action is taken.

14.10   Applicable laws.  All activities undertaken pursuant to this Agreement, the HCP, or the Permits must be in compliance with all applicable state and federal laws and regulations.

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14.11   Successors and assigns.  This Agreement and each of its covenants and conditions shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns. Assignment or other transfer of either of the Permits shall be governed by the Wildlife Agencies’ regulations in force at the time.

IN WITNESS WHEREOF, THE PARTIES HERETO have executed this Implementing Agreement to be in effect as of the date the Permits are issued.

BY		Date	11/9/12

Deputy Regional Director
United States Fish and Wildlife Service, Region I
Portland, Oregon

BY		Date	10/12/12

Chairperson
Board of Land and Natural Resources
Honolulu, Hawaii

BY		Date	9/28/12

Kaua‘i Lagoons LLC
Lihue, Hawaii

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SCHEDULE 2 – PURCHASE PRICE ALLOCATION

TBD prior to the expiration of Due Diligence Period

SCHEDULE 6(c) – ACTIVITIES BUILDING EASEMENT AND NENE ISLAND EASEMENT

TBD prior to the expiration of Due Diligence Period

SCHEDULE 6(d) – LANDSCAPE MAINTENANCE BUILDING EASEMENT AGREEMENT

TBD prior to the expiration of Due Diligence Period

SCHEDULE 6(e) – SALES CENTER LEASE

TBD prior to the expiration of Due Diligence Period

SCHEDULE 7(a) – FIBER OPTIC EASEMENT AGREEMENT

TBD prior to the expiration of Due Diligence Period

SCHEDULE 7(b)-1 – DEPICTION OF VIEW CORRIDOR AREA ON SUBDIVISION 7 WITH HEIGHT RESTRICTION

See attached sketch

Schedule 7(b)-1

CENTRAL OPERATIONS BUILDING
LANDSCAPE MAINTENANCE FACILITY
SINGLE FAMILY
CONDOMINIUM / TIMESHARE
SINGLE FAMILY /SUBDIVISION 7
OPEN
R-2
R-2
OPEN
R-2
R-20
R-2
RR-10
LAGOON
RR-20
OPEN
KAUAI MARRIOTT RESORT AND BEACH CLUB
RR-20
RR-10
CG
RR-20
OPEN
RR-20
LAGOON
KALAPAKI BAY
PACIFIC OCEAN
VIEW FROM PUBLIC LATERAL SHORELINE ACCESS SEE SHEET 0.06

* CONCEPTUAL (SUBJECT TO CHANGE)

0 125 250 500

MAY 2009

KAUAI LAGOONS

LIHUE, KAUAI, HAWAII

PROJECT ZONING PLAN

0.03

WCITARCHITECTURE

ROOF DESIGN

PITCH:
Double Pitch: Main Slope 4:12 Min, 7:12 Max
Secondary Slope 3:12 Min, 5:12 Max
Single Pitch: 8:12 Max Slope

HEIGHT:
No building shall be over thirty (30) feet to the highest point of the roof measured at each point along the building from the finished grade at the main entry.

MATERIALS:

- Simulated Wood Shakes or Shingles
- Others subject to Design Review Committee (DRC) approval:
  1. Clay or Concrete Tiles
  2. Zinc or Copper Roof w/ Patina Finish

COLOR:
All colors subject to DRC approval:
Earthtones, Browns and non-reflective Green and Blue Tones,
Cool to Charcoal Greys

BUILDING DESIGN

HEIGHT:
No building shall be more than two (2) stories above and one (1) story below the finished grade at the main entry or over twenty (20) feet measured from the finished grade at the main entry to the highest exterior wall plate line.

MATERIALS:

- Board and Batten style using Hardy Plank, Redwood or Cedar Siding.
- Stone, Stucco

COLOR:
Earthtones, Tans, Beige, Off Whites

BASE MATERIALS:
A 'base' should be created to proportionately break the building massing down. This can be created through differentiation of building materials, textures or materials.

USE OF STONE:
Exterior wall surfaces must be covered with mortar set or mechanically fastened stone cladding for a minimum of 10% per elevation. Stone base or wainscot shall be limited to the bottom 1/3 of total ground floor wall height except at columns or pilasters

Acceptable Materials:

- Coral, Moss Rock,
- Travertine per DSC Approval

Color/Tone of stone material should be a darker shade than that of field color for exterior wall.

* CONCEPTUAL (SUBJECT TO CHANGE)

KEY PLAN

ARCHITECTURAL STYLE & CHARACTER

DISTINGUISHING ELEMENTS:

- Panoramic views of golf course and/or lagoons
- Some distant mountain views
- Privacy created by location away from primary resort access road and resort components of the property

STYLE:

- Island style architecture with elements drawn from Kauai vernacular
- Respond to tropical climate and landscape to create seamlessness between indoors and outdoors

MASSING:

- Massing should be broken down with rooflines and lanais
- Architecture should accentuate its open plan design with varied roof forms and courtyards
- Separate roofs for specific areas of house are encouraged to provide an appearance of multiple pavilions in a garden setting

SPACES:

- Most main rooms will be sited to capture views- however, where possible, halls and porches should take advantage of view, natural lighting and ventilation
- Courtyards or covered lanai areas are encouraged

ARTICULATION:

- Window and door openings should be designed so that residences can take advantage of tradewinds and views
- Decorative or carved railing details utilizing Polynesian motifs
- Lighter massing and materials are encouraged versus heavy plastered walls

OTHER CONSIDERATIONS:

Sound Attenuation:

For all residential development located between the 60 to 65 DNL noise contours, design guidelines will be established which would set forth the various door, window and exterior building envelope treatment measures to be followed in the construction of the units to achieve an interior noise level of 45 DNL.

NOTE:
THESE GUIDELINES ONLY REFLECT RESORT REQUIREMENTS TO ENCOURAGE A CONSISTENT THEME AND PRODUCT.

ALL STRUCTURES & DEVELOPMENTS MUST COMPLY WITH KAUAI COUNTY ZONING ORDINANCE.

DEVIATIONS DUE TO RENOVATIONS OF EXISTING STRUCTURES ARE SUBJECT TO DESIGN REVIEW COMMITTEE REVIEW.

AREAS 'A' & 'C'
RR-10 & RR-20 ZONES-
SINGLE FAMILY HOUSING

A.00

MAY 2009

KAUAI LAGOONS
LIHUE, KAUAI, HAWAII

WOITARCHITECTURE

RESIDENTIAL

ZONING REQUIREMENTS

COUNTY OF KAUAI

THE FOLLOWING REQUIREMENTS MUST BE MET FOR THE CONSTRUCTION OF A SINGLE-FAMILY RESIDENCE IN RESIDENTIAL ZONING:

A plot plan, drawn to scale, must be provided and must show the following:

1.	Location of all existing and proposed buildings and structures, paved driveways, sidewalks, and cesspools.

2.	Building setbacks from property lines conforming to the following minimum standards:

Front	10 feet;
Side	5 feet or 1/2 the wall height, whichever is greater (check also with State Health Dept.);
Rear	10 feet.

3.	Distance Between Buildings

Depending on orientation, distance range between 10 ft. and 30 ft. minimum. (refer to Sec. 3.015C of the CZO, Ord. No. 164).

4.	Lot Coverage:

The ground covered by buildings, paved areas, sidewalks, and ground floor decks cannot exceed 50% of the total lot area.

5.	Parking:

A minimum of two additional parking stalls are required for the additional dwelling unit (ADU). All parking must be provided entirely on the lot and not on the street.

6.	Building Height:

Ground to peak of roof Ground to wall plate line	= *30 ft. maximum = 20 ft. maximum	Sec 3.017B of CZO, Ord. No. 164

For North Shore of Kauai (Haena to Princeville)

Ground to peak of roof	= *25 ft. maximum	Sec. 3.041
Ground to wall plate line	= 20 ft. maximum	Ord. No 239

*May vary in flood hazard zones.

May 99

SCHEDULE 7(b)-2 – MASTER ASSOCIATION RIGHTS AGREEMENT

TBD prior to the expiration of Due Diligence Period

SCHEDULE 9 – GOLF CLUB EMPLOYEES

List of job titles, pay rates, work classification and union status for each to be attached prior to the expiration of the Due Diligence Period

SCHEDULE 9(g) – AMOUNT OF SELLERS’ OBLIGATIONS ASSUMED BY GOLF CLUB OWNER FOR SICK PAY TO REHIRED EMPLOYEES

TBD prior to the expiration of Due Diligence Period

SCHEDULE 12(a) through 12(x) DELIVERIES TO ESCROW BY SELLERS

TBD prior to the expiration of Due Diligence Period

SCHEDULE 20(e) – SPECIAL ASSESSMENTS

None.

SCHEDULE 20(r) – PENDING AND THREATENED LITIGATION

11/2/2012 - Ricky L. Ball vs. Kauai Lagoons Resort Company, Ltd., et al.  (Hawaii 12-44715; 12-1-0289)

12/4/2012 - Jeffrey Sampoang vs. Kauai Lagoons, LLC; et al.         (Hawaii            12-44789; 12-1-0294)

10/3/2013 - Barton Lambdin vs. Marriott Resorts Hospitality Corporation  (EEOC Charge No. 486-2013-00487) (Hawaii      13-45806; 486-2013-00487)

11/5/2013 - Erin Trask v. Marriott Vacation Club International (EEOC Charge No. 486-2014-00016) (Hawaii 13-45926, 4886-2014-00016)

7/15/2009 - Suzanne Kneubuhl and Douglass Kneubuhl v. Marriot Kauai Ownership Resorts, Inc., et al. (Casualty Claims    Hawaii 09-14317, 09-1-0182)

3/17/2014 - Alan K. Handy, Trustee of the ANFAM Trust dated December 9, 1992 vs. MORI Gold (Kauai) LLC, et al. (Hawaii 14-46330, 14-1-0010)

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